EXHIBIT 10.1

Published CUSIP Number: 68216FAG8
Revolving Credit CUSIP Number: 68216FAH6
Term A Loan CUSIP Number: 68216FAJ2
Term B Loan CUSIP Number: 68216FAK9
CREDIT AGREEMENT

Dated as of May 15, 2012

among

ON ASSIGNMENT, INC.,
a Delaware corporation,
as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A. and DEUTSCHE BANK SECURITIES INC.,
as Co-Syndication Agents,

FIFTH THIRD BANK,
as Documentation Agent,

and

THE OTHER LENDERS PARTY HERETO

WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Managers

2.09	Fees	55
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	56
2.11	Evidence of Debt	56
2.12	Payments Generally; Administrative Agent’s Clawback	57
2.13	Sharing of Payments by Lenders	58
2.14	Incremental Increases	59
2.15	Cash Collateral	62
2.16	Defaulting Lenders	63
2.17	Extensions of Term Loans and Revolving Credit Commitments	65

ARTICLE 3	TAXES, YIELD PROTECTION AND ILLEGALITY	68

3.01	Taxes	68
3.02	Illegality	72
3.03	Inability to Determine Rates	72
3.04	Increased Costs	73
3.05	Compensation for Losses	75
3.06	Mitigation Obligations; Replacement of Lenders	75
3.07	Survival	76

ARTICLE 4	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	76

4.01	Conditions of Initial Credit Extension	76
4.02	Conditions to all Credit Extensions	80

ARTICLE 5	REPRESENTATIONS AND WARRANTIES	81

5.01	Existence, Qualification and Power	81
5.02	Authorization; No Contravention	81
5.03	Governmental Authorization; Other Consents	81
5.04	Binding Effect	81
5.05	Financial Statements; No Material Adverse Effect	82
5.06	Litigation	82
5.07	No Default	83
5.08	Ownership of Property; Liens; Investments	83

i

5.09	Environmental Compliance	84
5.10	Insurance	84
5.11	Taxes	84
5.12	ERISA Compliance	85
5.13	Subsidiaries; Equity Interests; Loan Parties	86
5.14	Margin Regulations; Investment Company Act	86
5.15	Disclosure	86
5.16	Compliance with Laws	86
5.17	Intellectual Property; Licenses, Etc	87
5.18	Solvency	87
5.19	Casualty, Etc	87
5.20	Labor Matters	87
5.21	Collateral Documents	87
5.22	Anti-Terrorism; Anti-Money Laundering	87
5.23	Senior Indebtedness Status	88

ARTICLE 6	AFFIRMATIVE COVENANTS	88

6.01	Financial Statements	88
6.02	Certificates; Other Information	89
6.03	Notices	91
6.04	Payment of Obligations	92
6.05	Preservation of Existence, Etc	92
6.06	Maintenance of Properties	93
6.07	Maintenance of Insurance	93
6.08	Compliance with Laws	93
6.09	Books and Records	93
6.10	Inspection Rights	93
6.11	Use of Proceeds	93
6.12	Covenant to Guarantee Obligations and Give Security	94
6.13	Compliance with Environmental Laws	96
6.14	Further Assurances	97
6.15	Compliance with Terms of Leaseholds	97
6.16	Interest Rate Hedging	97
6.17	Material Contracts	97
6.18	Cash Collateral Accounts	97
6.19	Maintenance of Debt Ratings	98
6.20	Post-Closing Matters	98

ARTICLE 7	NEGATIVE COVENANTS	98

7.01	Liens	98
7.02	Indebtedness	100
7.03	Investments	102
7.04	Fundamental Changes	102
7.05	Dispositions	103
7.06	Restricted Payments	104
7.07	Change in Nature of Business	106
7.08	Transactions with Affiliates	106
7.09	Burdensome Agreements	106
7.10	Use of Proceeds	107
7.11	Consolidated Leverage Ratio	107

7.12	Amendments of Organization Documents	107
7.13	Accounting Changes	107
7.14	Prepayments, Etc	107
7.15	Modifications of Subordinated Indebtedness	107

ARTICLE 8	EVENTS OF DEFAULT AND REMEDIES	108

8.01	Events of Default	108
8.02	Remedies upon Event of Default	110
8.03	Application of Funds	110

ARTICLE 9	ADMINISTRATIVE AGENT	111

9.01	Appointment and Authority	111
9.02	Rights as a Lender	112
9.03	Exculpatory Provisions	112
9.04	Reliance by Administrative Agent	113
9.05	Delegation of Duties	113
9.06	Resignation of Administrative Agent	114
9.07	Non-Reliance on Administrative Agent and Other Lenders	114
9.08	No Other Duties, Etc	115
9.09	Administrative Agent May File Proofs of Claim	115
9.10	Collateral and Guaranty Matters	115
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	116

ARTICLE 10	MISCELLANENOUS	117

10.01	Amendments, Etc	117
10.02	Notices; Effectiveness; Electronic Communications	119
10.03	No Waiver; Cumulative Remedies; Enforcement	121
10.04	Expenses; Indemnity; Damage Waiver	121
10.05	Payments Set Aside	123
10.06	Successors and Assigns	124
10.07	Treatment of Certain Information; Confidentiality	128
10.08	Right of Setoff	129
10.09	Interest Rate Limitation	129
10.10	Counterparts; Integration; Effectiveness	129
10.11	Survival of Representations and Warranties	130
10.12	Severability	130
10.13	Replacement of Lenders	130
10.14	Governing Law; Jurisdiction; Etc	131
10.15	Waiver of Jury Trial	132
10.16	California Judicial Reference	132
10.17	No Advisory or Fiduciary Responsibility	132
10.18	Electronic Execution of Assignments and Certain Other Documents	133
10.19	USA PATRIOT Act	133
10.20	Time of the Essence	133
10.21	Entire Agreement	133

SCHEDULES

1.01A	Existing Letters of Credit
1.01B	Historical Consolidated EBITDA
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09	Environmental Matters
5.12(a)	ERISA Plans
5.12(d)	Unfunded Pension Liabilities
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
6.2	Post-Closing Matters
7.02	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term A Note
C-2	Term B Note
C-3	Revolving Credit Note
C-4	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 15, 2012, among ON ASSIGNMENT, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term A loan facility, a term B loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the purchase or other acquisition of all of the Equity Interests (other than qualifying directors shares) in, or all or substantially all of the property of, or all or substantially all of any business or division of, any Person (other than any interest in any joint venture owned by such Person) that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Subsidiaries (including as a result of a merger or consolidation).

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries.

“Act” has the meaning specified in Section 10.19.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (b) with respect to any Loan Party, any individual who is an executive officer or director of such Person.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Apex Audited Financial Statements” has the meaning specified in Section 4.01(j)(i)(A)(2).

“Apex Interim Financial Statements” has the meaning specified in Section 4.01(j)(i)(B)(2).

“Apex Merger” means the merger of Apex Merger Sub with and into Apex Systems (with Apex Systems surviving as a wholly owned Subsidiary of the Borrower).

“Apex Merger Agreement” means that certain Agreement of Merger dated March 20, 2012, by and among the Borrower, Apex Merger Sub, Apex Systems, and Jeffrey E. Veatch, as shareholder representative, including all exhibits, schedules and annexes thereto.

“Apex Merger Sub” means OA Acquisition Corp., a Virginia corporation and a wholly-owned Subsidiary of the Borrower.

“Apex Systems” means Apex Systems, Inc., a Virginia corporation.

“Apex Systems Material Adverse Effect” means any change, effect, event or occurrence or state of facts that either, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of Apex Systems, excluding any change, effect, event or occurrence resulting from: (i) general changes in economic, financial or capital market, regulatory or political conditions that do not have a disproportionate adverse effect on Apex Systems; (ii) changes in conditions generally applicable to the industries in which Apex Systems operates that do not have a disproportionate adverse effect on Apex Systems, relative to other participants in such industries; (iii) any natural disaster, act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, that does not have a disproportionate adverse effect on Apex Systems; (iv) changes in the Law (as defined in the Apex Merger Agreement) or accounting regulations or principles or interpretations thereof; or (v) any failure, in and of itself, by Apex Systems to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the exception in this clause (v) shall not prevent or otherwise affect a determination that the underlying cause of such failure constitutes a Apex Systems Material Adverse Effect); or (b) prevents the consummation by Apex Systems of the Apex Merger).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date (in the case of the Initial Term B Loans) or the applicable borrowing date (in the case of any Incremental Term B Loan), such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof, and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on the Register or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means:

(a)           with respect to the Term B Facility, (i) 3.75% per annum for Eurodollar Rate Loans and (ii) 2.75% per annum for Base Rate Loans; and

(b)           with respect to the Term A Facility, the Revolving Credit Facility, Commitment Fees and Letter of Credit Fees, (i) from the Closing Date to the date on which the Administrative Agent actually receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2012, (A) 3.25% per annum for Eurodollar Rate Loans and Letter of Credit Fees, (B) 2.25% per annum for Base Rate Loans, and (C) 0.50% per annum for Commitment Fees, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

		Term A Facility/ Revolving Credit Facility
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Letters of Credit Fees	Commitment Fees
1	≥ 3.00 : 1.00	3.25%	2.25%	3.25%	0.50%
2	< 3.00 : 1.00 but ≥ 2.00 : 1.00	3.00%	2.00%	3.00%	0.40%
3	< 2.00 : 1.00	2.75%	1.75%	2.75%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then (x) with respect to the Term A Facility, Pricing Level 1 shall apply and (y) with respect to the Revolving Credit Facility, Commitment Fees and Letter of Credit Fees, upon request of the Required Revolving Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Term A Loans, the Term A Lenders holding the Outstanding Amount at such time of the Term A Loans, (b) with respect to the Term B Loans, the Term B Lenders holding the Outstanding Amount at such time of the Term B Loans, (c) with respect to any Incremental Term B Loan, the Term B Lenders holding the Outstanding Amount at such time of all of such Incremental Term B Loans, (d) with respect to the Revolving Credit Facility, the Revolving Credit Lenders at such time, (e) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, (f) with respect to the Non-Cash Management Swing Line Sublimit, (i) the Non-Cash Management Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders and (g) with respect to the Cash Management Swing Line Sublimit, (i) the Cash Management Swing Line Lender and (ii) if any Cash Management Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, in its capacity as sole “left-side” lead arranger and joint book manager, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., in their respective capacities as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Autoborrow Agreement” shall have the meaning specified in Section 2.04(b)(ii) and shall include the Autoborrow Service Agreement dated as of the date hereof between Apex Systems and Bank of America and acknowledged by the Borrower.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A., a national banking association.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest per annum in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) except during any period of time during which a notice delivered to the Borrower under Section 3.03 shall remain in effect, the Eurodollar Rate on such day plus 1.00%.  The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate shall take effect simultaneously with the corresponding change or changes the Federal Funds Rate, the Eurodollar Rate or the “prime rate” announced by Wells Fargo at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Audited Financial Statements” has the meaning specified in Section 4.01(j)(i)(A)(1).

“Borrower Interim Financial Statements” has the meaning specified in Section 4.01(j)(i)(B)(1).

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term A Borrowing or a Term B Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the state where the Borrower’s primary cash management bank is located (which as of the Closing Date is California) and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) normal replacements and maintenance which are properly charged to current operations, (b) reinvestments in fixed assets pursuant to Sections 2.05(b)(ii) and 2.05(b)(v), to the extent of Net Cash Proceeds permitted to be reinvested thereunder, and (c) such expenditures attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions).  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Expenses” means any costs or expenses incurred during any applicable period that are not deducted in determining Consolidated Net Income except by means of amortization or through impairment of goodwill.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Wells Fargo (or another commercial bank selected in compliance with Section 6.18) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” ” means, to deposit in a Cash Collateral Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the L/C Issuers, one or more of the Swing Line Lenders or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swing Line Loans, cash or deposit account balances or, if the Administrative Agent, the L/C Issuer and the Swing Line Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer and each applicable Swing Line Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)           time or demand deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (B) either (x) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition or (y) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b)(i) or (b)(ii) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; and

(e)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date) is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

Cash Management Swing Line Lender” means Bank of America, in its capacity as the provider of Cash Management Swing Line Loans, or any successor swing line lender in such capacity hereunder.

“Cash Management Swing Line Loan” has the meaning specified in Section 2.04(a)(ii).

“Cash Management Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the Swing Line Sublimit.  The Cash Management Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(f)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(g)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(h)           any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(i)             a “change of control” or any comparable term under, and as defined in, any Indebtedness with an outstanding principal amount in excess of the Threshold Amount.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, a Term B Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Term B Borrowing, (c) a Revolving Credit Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such period and without duplication plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges (net of interest income), (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) reasonable non-recurring expenses (other than Capitalized Expenses and integration expenses) incurred in connection with the consummation of this Agreement, the initial Credit Extension hereunder and the Apex Merger in an aggregate amount not to exceed $10,000,000, (v) reasonable non-recurring expenses (other than Capitalized Expenses and integration expenses) directly incurred in connection with any Permitted Acquisition (in an aggregate amount not to exceed $3,000,000 for all Permitted Acquisitions during any twelve-month period) or any proposed Acquisition that is not closed (in an aggregate amount not to exceed $1,000,000 during any twelve-month period for all such proposed Acquisitions that do not close), (vi) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period (in each case of or by the Borrower and its Subsidiaries for such period), (vii) reasonable non-recurring integration expenses incurred by the Borrower and its Subsidiaries in connection with, and directly related to, the Apex Merger (in an aggregate amount not to exceed $4,000,000) and (viii) reasonable non-recurring integration expenses incurred by the Borrower and its Subsidiaries in connection with any Permitted Acquisition (in an aggregate amount not to exceed $2,000,000 during any twelve-month period) so long as such integration expenses are incurred within twelve months of closing such Permitted Acquisition and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) and (iii) cash payments made during such period with respect to any expenses added back in any prior period pursuant to clause (a)(vi) (in each case of or by the Borrower and its Subsidiaries for such period).  Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated EBITDA for each of the fiscal quarters ended June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 shall be deemed to equal the amount for each such fiscal quarter set forth on Schedule 1.01B.

For purposes of calculating Consolidated EBITDA for any period, if, at any time during such period, the Borrower or any Subsidiary shall have Disposed of all or substantially all of the assets or Equity Interests of any Person or division, business unit, product line or line of business, consummated the Apex Merger or consummated a Permitted Acquisition, Consolidated EBITDA for such period shall be calculated (a) giving pro forma effect to such transaction as if such Disposition, the Apex Merger or such Permitted Acquisition, as the case may be, occurred on the first day of such period, (b) excluding all income statement items (whether positive or negative) attributable to the assets or Equity Interests that are subject to any such Disposition made during such period, (c) including all income statement items (whether positive or negative) attributable to the property or Equity Interests of such Person(s) acquired pursuant to the Apex Merger or any such Permitted Acquisition, as the case may be (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact), and (d) without duplication of any other adjustments already included in the calculation of Consolidated EBITDA for such period, after giving effect to the pro forma adjustments with respect to such transaction; provided that in each case any such pro forma adjustments are (i) reasonably expected to be realized within twelve (12) months of such Disposition, the Apex Merger or such Permitted Acquisition, as the case may be, as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (ii) calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act of 1934.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of the following (without duplication):  (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) the balance sheet amount of all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including Earnout Obligations, (e) the outstanding principal amount of all Attributable Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) the outstanding principal amount of all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, and (d) all cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or any Subsidiary) in connection with Indebtedness incurred by such plan or trust, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso), (d) any gain (or loss) realized during such period by Borrower or any of its Subsidiaries upon any sale of assets (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries, (e) earnings resulting from any reappraisal, revaluation or write-up of assets during such period, and (f) unrealized gains and losses with respect to Swap Contracts during such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing, (b) an L/C Credit Extension and (c) as the context dictates, a Cash Management Swing Line Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans under the Term A Facility, the Term B Facility or the Revolving Credit Facility, as applicable plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, any Term Loan, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the applicable Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, including in respect of its participation in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, each Swing Line Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earnout Obligations” means, in connection with any acquisition, the obligation of the Borrower or any Subsidiary to pay a portion of the purchase price after the closing date thereof that is structured as an earnout or similar contingent payment or arrangement.  The amount of any Earnout Obligation shall be the amount of such liability as reflected on the balance sheet of such Person in accordance with GAAP.

“ECF Percentage” means, for any fiscal year ending on or after December 31, 2012, (a) 50% if the Consolidated Leverage Ratio is greater than or equal to 2.50 : 1.00 as of the last day of such fiscal year, (b) 25% if the Consolidated Leverage Ratio is less than 2.50 : 1.00 but greater than or equal to 2.00 : 1.00 as of the last day of such fiscal year, and (c) 0% if the Consolidated Leverage Ratio is less than 2.00 : 1.00 as of the last day of such fiscal year.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan resulting in withdrawal liability pursuant to Section 4201 of ERISA or notification that a Multiemployer Plan is in reorganization pursuant to Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan, or any Multiemployer Plan is considered a plan in endangered or critical status, within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means,

(a)           for any interest rate calculation with respect to a Eurodollar Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)           for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Notwithstanding the foregoing, in no event shall the Eurodollar Rate applicable to the Term B Facility be less than 1.25%.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower (the “Excess Cash Flow Period”; provided that for the fiscal year of the Borrower ending December 31, 2012, Excess Cash Flow Period shall mean the two fiscal quarter period ending December 31, 2012), the excess (if any) of (a) Consolidated EBITDA (calculated without giving effect to any adjustment described in the last sentence of the definition of Consolidated EBITDA) for the Excess Cash Flow Period over (b) the sum (without duplication) for such Excess Cash Flow Period of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07(a), (iii) scheduled principal payments on all Indebtedness actually paid in cash by the Borrower and its Subsidiaries, (iv) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (v) Capital Expenditures actually made by the Borrower and its Subsidiaries in the Excess Cash Flow Period to the extent such Capital Expenditures are not funded with Indebtedness (other than Revolving Credit Loans), (vi) payments made in cash on Earnout Obligations by the Borrower and its Subsidiaries, (vii) the excess (if any) of the amount of Net Working Capital at the end of the Excess Cash Flow Period over the amount of the Net Working Capital at the end of the previous Excess Cash Flow Period, (viii) cash losses realized with respect to asset sales during the Excess Cash Flow Period, (ix) the aggregate amount of expenditures made in cash during such period pursuant to any Permitted Acquisition to the extent such Permitted Acquisition is not funded with Indebtedness (other than Revolving Credit Loans), and (x) all other amounts to the extent paid in cash and added to Consolidated Net Income in the determination of Consolidated EBITDA pursuant to clauses (a)(iv) through (a)(viii) of the definition of Consolidated EBITDA.

“Excluded Foreign Subsidiary” means (a) any Subsidiary of the Borrower that is not a Domestic Subsidiary or (b) a Domestic Subsidiary of a non-Domestic Subsidiary, if, in either case, (x) (1) the pledge of all of the Equity Interests of such Subsidiary as Collateral for the Secured Obligations, (2) the grant by such Subsidiary of a Lien on any of its property as Collateral for any Secured Obligation of the Borrower or any other Loan Party or (3) such Subsidiary incurring Guarantee obligations with respect to any Secured Obligation of the Borrower or any Domestic Person could, in any such case, in the good faith judgment of the Borrower, be reasonably expected to result in the present or reasonably foreseeable future incremental adverse income tax consequences to the Loan Parties, taken as a whole, under section 956 of the Code taking into account actual anticipated repatriation of funds, foreign tax credits and all relevant factors or (y) such Subsidiary incurring Guarantee obligations with respect to any Secured Obligation of the Borrower or any Domestic Person could, in the good faith judgment of the Borrower, be reasonably expected to result in a violation of applicable Laws; provided, however, that the Administrative Agent and the Borrower may agree that, despite the foregoing, any such Subsidiary shall not be an “Excluded Foreign Subsidiary.”

 “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender (i) acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b) or Section 10.13) or (ii) changes its Lending Office, except in either case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (a) that certain Credit Agreement dated as of December 3, 2010 (as amended through the Closing Date), among the Borrower, the lenders party thereto, Bank of America, as administrative agent, swing line lender and letter of credit issuer, Wells Fargo, as syndication agent, and Union Bank, N.A. and BBVA Compass as co-documentation agents and (b) that certain Credit Agreement dated as of September 19, 2011 (as amended through the Closing Date), among Apex Systems, the lenders party thereto, Wells Fargo, as administrative agent and letter of credit issuer, Bank of America, as swing line lender and a letter of credit issuer.

“Existing Letters of Credit” means the letters of credit identified on Schedule 1.01A.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.17(a)(ii).

“Extended Term Loans” has the meaning specified in Section 2.17(a)(iii).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.17(a)(ii).

“Extending Term Lender” has the meaning specified in Section 2.17(a)(iii).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Facility” means the Term A Facility, the Term B Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the letter agreement, dated March 20, 2012, among the Borrower, the Administrative Agent, the Arrangers, Bank of America, and Deutsche Bank Trust Company Americas and (b) the letter agreement, dated March 20, 2012, among the Borrower and the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Funded Plan” has the meaning specified in Section 5.12(e).

“Foreign Non-Funded Plan” has the meaning specified in Section 5.12(e).

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the any Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans of such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Subsidiary Guarantors and (b) solely with respect to the Secured Obligations (other than the Obligations), the Borrower.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means (a) any Person that, at the time it enters into a Swap Contract with a Loan Party required or permitted under Article 6 or 7, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Swap Contract with a Loan Party, in each case in its capacity as a party to such Swap Contract.

“Immaterial Subsidiary” means any direct or indirect Subsidiary of any Loan Party which owns assets with a book value less than $500,000 individually and not more than $2,500,000 in the aggregate.

“Increase Effective Date” has the meaning assigned thereto in Section 2.14(c).

“Incremental Amendment” has the meaning assigned thereto in Section 2.14(d)(iii).

“Incremental Lender” has the meaning assigned thereto in Section 2.14(b).

“Incremental Term B Loan” has the meaning assigned thereto in Section 2.14(a)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 75 days after the date on which such trade account was created or being contested in good faith and for which adequate reserves have been established in accordance with GAAP), including Earnout Obligations;

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Term B Loan” has the meaning specified in Section 2.01(b).

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date, the Term A Maturity Date or the Term B Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date, the Term A Maturity Date or the Term B Maturity Date, as applicable.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or such other period that is nine or twelve months if requested by the Borrower and consented to by all the Appropriate Lenders) thereafter (or, solely in the case of the initial Term A Borrowing and the initial Term B Borrowing, the period commencing on the Closing Date and ending on May 31, 2012), in each case as selected by the Borrower in its Committed Loan Notice and subject to availability; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Revolving Credit Maturity Date, the Term A Maturity Date or the Term B Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement or instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto, (b) with respect to the Existing Letters of Credit identified on Section A of Schedule 1.01A, Wells Fargo, in its capacity as issuer thereof, and (c) with respect to the Existing Letters of Credit identified on Section B of Schedule 1.01A, Bank of America, in its capacity as issuer thereof.  References to the L/C Issuer herein shall, as the context may indicate (including with respect to any particular Letter of Credit, L/C Credit Extension, L/C Borrowing or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers as the context dictates.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes each Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means (a) any standby letter of credit issued hereunder and (b) any Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, an amount equal to the sum, of (a) the sum as of such date of (i) cash and (ii) Cash Equivalents held in an account of the Loan Parties in which the Administrative Agent has a perfected Lien and that represent Cash Equivalents that have not been pledged as a deposit or otherwise to a third party, plus (b) the amount, if any, by which the Revolving Credit Facility exceeds the sum of (i) Total Revolving Credit Outstandings as of such date and (ii) the Cash Management Swing Line Sublimit as of such date.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term A Loan, a Term B Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) each of the Fee Letters, (f) each Issuer Document, (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15  and (h) and any Autoborrow Agreement.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect on the business, property, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party; (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document, (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document; or (e) a material adverse effect on the Collateral or the liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such liens.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Real Property” has the meaning assigned thereto in Section 6.12(b).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements are delivered, or are required to be delivered pursuant to Section 6.01(a) or (b).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Revolving Credit Lender constitutes a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount equal to 103% of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by the Borrower or any of its Subsidiaries or any Insurance and Condemnation Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, required to be paid with respect to any Indebtedness that is secured by the applicable asset (or if the applicable asset is Equity Interests in a Subsidiary, by assets of such Subsidiary) and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or such Insurance and Condemnation Event, as the case may be, the aggregate amount of such excess shall constitute Net Cash Proceeds, (D) amounts provided as a reserve, in accordance with GAAP or as otherwise required pursuant to the documentation with respect to such Disposition, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Disposition; provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds, and (E) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold (or the property of any Subsidiary sold) within 90 days of such Disposition; provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Cash Management Swing Line Lender” means Wells Fargo, in its capacity as the provider of Non-Cash Management Swing Line Loans, or any successor swing line lender in such capacity hereunder.

“Non-Cash Management Swing Line Loan” has the meaning specified in Section 2.04(a)(i).

“Non-Cash Management Swing Line Sublimit” means an amount equal to (a) at any time that the Cash Management Swing Line Sublimit is in effect, the Swing Line Sublimit minus the Cash Management Swing Line Sublimit and (b) at any time that the Cash Management Swing Line Sublimit is not in effect, the Swing Line Sublimit.  The Non-Cash Management Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term A Note, a Term B Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operating Leases” means, with respect to any Person, all leases that have been or should be, in accordance with GAAP, recorded as operating leases in respect of which such Person is liable as lessee.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b) or 10.13).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans as set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the effective date of the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition; provided that, with respect to such Acquisition:

(a)           any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(b)           the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 7.07;

(c)           in the case of a merger with, or purchase or other acquisition of the Equity Interests of, another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

(d)           no Loan Party or any Subsidiary of a Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except (i) to the extent permitted under Section 7.02 and (ii) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties;

(e)           immediately before and after giving pro forma effect to any such Acquisition, (i) no violation of Section 7.01 or 7.02, and no other Default, shall exist or result therefrom, (ii) on a pro forma basis after giving pro forma effect to such Acquisition, the Consolidated Leverage Ratio shall be at least 0.50 below the applicable ratio set forth in Section 7.11, and (iii) Liquidity shall not be less than $30,000,000; provided that the pro forma effect of such Acquisition shall be determined by adding the historical combined consolidated financial statements of the Borrower (including the combined financial statements of or related to any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of or related to the Person or assets to be acquired pursuant to such Acquisition (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period, such eliminations and inclusions to include, among other expense or income items, (A) excess compensation expense incurred, (B) identifiable expenses which will not continue to be incurred after the applicable Permitted Acquisition so long as such expenses will be eliminated within six months of the closing of the applicable Permitted Acquisition, and (C) exclusions approved by the Administrative Agent; and provided, further, that for purposes of the foregoing clause (ii), pro forma financial covenant compliance and calculations shall be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Acquisition had been consummated as of the first day of the twelve month period ending on the date of such financial statements;

(f)           in the event that the entity to be acquired or purchased will be an Excluded Foreign Subsidiary or will otherwise not become a Loan Party, any proposed Acquisition must, after the completion thereof, be in compliance with Section 7.03(c)(iv), such that, unless otherwise consented to by the Required Lenders, the cash portion of Acquisition Consideration for such Acquisition, when aggregated with the cash portion of Acquisition Consideration for all other Acquisitions of or outstanding Investments in Subsidiaries that are not Loan Parties, shall not exceed $10,000,000 in the aggregate;

(g)           the Borrower shall have delivered to the Administrative Agent and each Lender, at least 10 Business Days prior to the date on which any such Acquisition is to be consummated, a written notice describing such transaction, and thereafter, if requested by the Administrative Agent for any such transaction involving Acquisition Consideration in excess of $10,000,000, (i) historical financial statements of or related to the Person or assets to be acquired, (ii) projections for such Person or assets to be acquired and for Borrower after giving effect to such transaction (including projections of financial covenant compliance for at least the four fiscal quarters following the consummation of such transaction), and (iii) material documentation and other information relating to such transaction and reasonably requested by the Administrative Agent; and

(h)           the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance, and with such supporting calculations and other documents and information, as are reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition of Permitted Acquisitions have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the master securities pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.  For purposes of this definition, “Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which such Equity Interests are convertible or for which they are exchangeable) or upon the happening of any event or condition: (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) are redeemable, in whole or in part, at the option of the holder thereof (other than solely for Qualified Equity Interests), (c) provide for the scheduled payment of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest maturity date of any Loan hereunder; provided that if such Equity Interests (i) are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries to employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) contain a mandatory redemption or mandatory offer to repurchase in connection with a change of control or asset sale that requires the prior payment in full of, and termination of all commitments with respect to, the Obligations as a condition to such redemption or repurchase, such Equity Interests shall not constitute Disqualified Equity Interests solely because they contain such mandatory redemption or mandatory offer to repurchase.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors, trustees, administrators, managers and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period to the PBGC has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans, Term B Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Non-Cash Management Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, at least two Revolving Credit Lenders holding more than 50% of the sum of the aggregate amount of the Revolving Credit Commitment; provided that if the Revolving Credit Commitment has been terminated, “Required Revolving Credit Lenders” shall mean at least two Revolving Credit Lenders holding more than 50% of the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided, further, that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Outstanding Amount of the Term A Facility; provided that the portion of the Outstanding Amount of the Term A Facility held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Outstanding Amount of the Term B Facility; provided that the portion of the Outstanding Amount of the Term B Facility held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, and (b) any payment or prepayment of principal of or any redemption, purchase, defeasance or other satisfaction of any Subordinated Indebtedness prior to the scheduled maturity thereof.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.  The aggregate principal amount of the Revolving Credit Facility on the Closing Date is $75,000,000.

“Revolving Credit Facility Increase” has the meaning assigned thereto in Section 2.14(a)(ii).

“Revolving Credit Lender” means, at any time, (a) so long as any Revolving Credit Commitment is in effect, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have been terminated or expired, any Lender that has a Revolving Credit Loan or a participation in L/C Obligations or Swing Line Loans.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Maturity Date” means May 15, 2017; provided, however, that if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next preceding Business Day.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-3.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties.

“Solvent” and “Solvency” mean, with respect to any Person or Persons on any date of determination, that on such date (a) the fair value of the property of such Person or Persons is greater than the total amount of liabilities, including contingent liabilities, of such Person or Persons, (b) the present fair salable value of the assets of such Person or Persons is not less than the amount that will be required to pay the probable liability of such Person or Persons on its debts as they become absolute and matured, (c) such Person or Persons do(es) not intend to, and do(es) not believe that it or they will, incur debts or liabilities beyond such Person’s or Persons’ ability to pay such debts and liabilities as they mature, (d) such Person or Persons are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s or Persons’ property would constitute an unreasonably small capital, and (e) such Person or Persons are able to pay its or their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties set forth in any of the Loan Documents relating to corporate existence of the Loan Parties and good standing of the Loan Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties entering into and performance of the Loan Documents; no conflicts with or consents under the Loan Parties’ Organization Documents or material applicable Law; no breach of violation of material agreements of the Borrower and its Subsidiaries (unless such breach or violation could not reasonably be expected to have a material adverse effect on the business, property, results of operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole (determined immediately prior to giving effect to the Apex Merger); Solvency of the Borrower and its Subsidiaries (determined as of the Closing Date (after giving effect to the Transactions)); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the Act; OFAC; creation, validity and, subject to the last sentence of Section 4.01(e) with respect to perfection of liens, perfection of security interests in the Collateral; and the status of the Facilities and the guaranties thereof as senior debt (or equivalent term) and, to the extent applicable, “designated senior debt” (or equivalent term).

“Subordinated Indebtedness” means the collective reference to any unsecured Indebtedness incurred by the Borrower or any of its Subsidiaries after the Closing Date (and any Guarantee thereof) that (a) does not mature, require any scheduled payment of principal, require any mandatory payment, redemption or repurchase or permit any payment, redemption or repurchase at the option of the holders thereof prior to the date that is six months after the latest of the maturity dates of all Term Loans or Commitments in effect at the time of issuance of such Indebtedness (other than a customary mandatory prepayment or mandatory offer to repurchase in connection with a change of control or asset sale that requires the prior payment in full of, and termination of all commitments with respect to, the Obligations) as a condition to such mandatory prepayment or mandatory offer to repurchase), (b) is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (c) contains terms that are not more restrictive than the corresponding provisions in this Agreement (when taken as a whole) and do not require the maintenance or achievement of any financial performance standards other than those that are not more restrictive than those contained in this Agreement, and (d) bears interest at a rate that has been approved by the Borrower’s board of directors (or other equivalent governing body) and (e) solely in the case of any issuance of such Indebtedness prior to June 30, 2014 that is in a principal amount in excess of $25,000,000, bears interest at a rate that is reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” collectively, all direct and indirect Subsidiaries of the Borrower in existence as of the Closing Date and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.  Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, no Excluded Foreign Subsidiary or Immaterial Subsidiary shall be required to be a Subsidiary Guarantor except to the extent required pursuant to Section 6.12(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Non-Cash Management Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means either the Cash Management Swing Line Lender or the Non-Cash Management Swing Line Lender as the context dictates.

“Swing Line Loan” means either a Cash Management Swing Line Loan or a Non-Cash Management Swing Line Loan as the context dictates and “Swing Line Loans” means the collective reference to the Cash Management Swing Line Loans and the Non-Cash Management Swing Line Loans.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b)(i), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note made by the Borrower in favor of a Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit C-4.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make (a) Term A Loans to the Borrower on the Closing Date pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on the Register, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.  The aggregate principal amount of the Term A Facility on the Closing Date is $100,000,000.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds outstanding Term A Loans at such time.

“Term A Loan” has the meaning specified in Section 2.01(a).

“Term A Maturity Date” means May 15, 2017; provided, however, that if such date is not a Business Day, the Term A Maturity Date shall be the next preceding Business Day.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make (a) Initial Term B Loans to the Borrower on the Closing Date pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on the Register, and/or (b) Incremental Term B Loans to the Borrower on the applicable Increase Effective Date pursuant to Section 2.14 in an aggregate principal amount not to exceed the amount set forth opposite such Term B Lender’s name on the Register, in each case as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.  The aggregate principal amount of the Term B Facility on the Closing Date is $365,000,000.

“Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds outstanding Term B Loans and/or a Term B Commitment at such time.

“Term B Loans” means the Initial Term B Loans and, if applicable, the Incremental Term B Loans, and “Term B Loan” means any of such Term B Loans.

“Term B Maturity Date” means May 15, 2019; provided, however, that if such date is not a Business Day, the Term B Maturity Date shall be the next preceding Business Day.

“Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit C-2.

“Term Lender” means a Term A Lender or a Term B Lender, as the case may be.

“Term Loans” means the Term A Loans, the Initial Term B Loans and any Incremental Term B Loans, and “Term Loan” means any of such Loans.

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Non-Cash Management Swing Line Loans and L/C Obligations.

“Transactions” means, collectively, (a) the Apex Merger, (b) the refinancing of certain indebtedness of the Borrower and its Subsidiaries and Apex and its Subsidiaries as contemplated by Section 4.01(i), (c) the entering into and funding on the Closing Date of the Term A Facility, the Term B Facility and the Revolving Credit Facility to the extent permitted pursuant to Section 2.01(c), and (d) the payment of fees, commissions, transaction costs and expenses incurred in connection with each of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withholding Agent” means any Loan Party and/or the Administrative Agent.

1.02           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower Audited Financial Statements, except as otherwise required by the SEC or accounting principles promulgated by the SEC, and provided, however, that the Borrower may make elective changes in how the Borrower applies GAAP so long as the Borrower provides prior written notice of such change to the Administrative Agent and provides such information with respect to such change and the effects thereof as may be reasonably requested by the Administrative Agent.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of Accounting Standards Codification of the Financial Accounting Standards Board (“FASB ASC”) 825 and FASB ASC 470-20 (or any similar accounting principle permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof) on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP or any elective change permitted by Section 1.03(a) in how the Borrower applies GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04          Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Loans.

(a)           Term A Loans.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan (each such loan, a “Term A Loan”) in Dollars to the Borrower on the Closing Date in an amount equal to such Term A Lender’s Applicable Percentage of the Term A Facility.  Each Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           Initial Term B Loans.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan (each such loan, an “Initial Term B Loan”) in Dollars to the Borrower on the Closing Date in an amount equal to such Term B Lender’s Applicable Percentage of the Term B Facility.  The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) in Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the sum of (1) Total Revolving Credit Outstandings plus (2) the Cash Management Swing Line Sublimit shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Cash Management Swing Line Sublimit plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Non-Cash Management Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Each Term A Borrowing, each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Term A Borrowing or Term B Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof.  Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof.  Each Term A Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Term B Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Committed Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term A Borrowing, a Term B Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect in respect of the Revolving Credit Facility, the Term A Facility and the Term B Facility, collectively.

2.03         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower in respect of obligations of the Borrower or any other Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the sum of (1) Total Revolving Credit Outstandings plus (2) the Cash Management Swing Line Sublimit shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Cash Management Swing Line Sublimit plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Non-Cash Management Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (other than Defaulting Lenders) have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit (other than the Existing Letters of Credit) is in an initial stated amount less than $200,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars or is a commercial letter of credit;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer with the Borrower or such Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(iv)           The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)           The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least four Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit requested by the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit (or on the Closing Date in the case of the Existing Letters of Credit), each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)           If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Revolving Credit Lenders or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)           The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  If the Borrower and the Administrative Agent have received notice of such drawing not later than 11:00 a.m. on such date, then not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit and otherwise not later than 3:00 p.m. on the Business Day after receipt of such notice (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)           Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

(f)           Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.16, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit (on the Closing Date in the case of the Existing Letters of Credit), on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit (other than the Existing Letters of Credit issued by Bank of America), at the rate per annum specified in that certain letter agreement identified in clause (b) of the definition of Fee Letters and (ii) with respect to each Existing Letter of Credit issued by Bank of America, at the rate per annum separately agreed to in writing by Bank of America and the Borrower.  Each fronting fee shall be computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit (on the Closing Date in the case of the Existing Letters of Credit), on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued in Respect of Obligations of Loan Parties other than the Borrower.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Loan Party that is a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of such other Loan Parties inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such other Loan Parties.

(l)            Reporting of Existing Letters of Credit.  For so long as any Existing Letter of Credit is outstanding, then (i) on the last Business Day of each calendar month, (ii) on each date that any Existing Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Existing Letter of Credit, and (iv) upon the request of the Administrative Agent, each applicable L/C Issuer shall deliver to the Administrative Agent a report (in form and detail reasonably satisfactory to the Administrative Agent) setting forth information (including, without limitation, any reimbursements, Cash Collateral, or termination) with respect to each Existing Letter of Credit issued by such L/C Issuer that is outstanding hereunder.  No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(l) shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

2.04         Swing Line Loans.

(a)            Non-Cash Management Swing Line.

(i)            The Non-Cash Management Swing Line.  Subject to the terms and conditions set forth herein, the Non-Cash Management Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Non-Cash Management Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day after the Closing Date during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Non-Cash Management Swing Line Sublimit, notwithstanding the fact that such Non-Cash Management Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans, L/C Obligations and the Applicable Revolving Credit Percentage of the Cash Management Swing Line Sublimit of the Lender acting as Non-Cash Management Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Non-Cash Management Swing Line Loan, (A) the sum of the Total Revolving Credit Outstandings plus the Cash Management Swing Line Sublimit shall not exceed the Revolving Credit Facility at such time, and (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Cash Management Swing Line Sublimit plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Non-Cash Management Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Non-Cash Management Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Non-Cash Management Swing Line Lender shall not be under any obligation to make any Non-Cash Management Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow Non-Cash Management Swing Line Loans under this Section 2.04, prepay such Loans under Section 2.05 and reborrow such Loans under this Section 2.04.

(ii)           Cash Management Swing Line. As a convenience to the Borrower, the Cash Management Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans from time to time (each such loan, a “Cash Management Swing Line Loan”) to the Borrower pursuant to, and in accordance with, the Autoborrow Agreement then in effect (it being acknowledged and agreed by the Borrower that such Cash Management Swing Line Loans shall be disbursed by the Cash Management Swing Line Lender directly to Apex Systems in accordance with the Autoborrow Agreement).  Each such Cash Management Swing Line Loan shall be made, subject to the terms and conditions set forth herein and the Autoborrow Agreement then in effect, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Cash Management Swing Line Sublimit, notwithstanding the fact that such Cash Management Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans, Non-Cash Management Swing Line Loans and L/C Obligations of the Lender acting as the Cash Management Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, that the Borrower shall not use the proceeds of any Cash Management Swing Line Loan for any purpose other than as specified in the Autoborrow Agreement.  Within the foregoing limits, and subject to the other terms and conditions hereof and in the Autoborrow Agreement, the Borrower may borrow Cash Management Swing Line Loans under this Section 2.04, prepay such Loans under Section 2.05 and reborrow such Loans under this Section 2.04.

(iii)          General.   Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.

(i)           Non-Cash Management Swing Line Loans. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Non-Cash Management Swing Line Lender and the Administrative Agent in the form of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each such Swing Line Loan Notice must be received by the Non-Cash Management Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum principal increments of $100,000, and (B) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Non-Cash Management Swing Line Lender of any Swing Line Loan Notice, the Non-Cash Management Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Non-Cash Management Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Non-Cash Management Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (1) directing the Non-Cash Management Swing Line Lender not to make such Non-Cash Management Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a)(i), or (2) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Non-Cash Management Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Non-Cash Management Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Non-Cash Management Swing Line Lender in immediately available funds.

(ii)           Cash Management Swing Line Loans.  In order to facilitate the borrowing of Cash Management Swing Line Loans, the Borrower and the Cash Management Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an autoborrow, sweep or similar agreement in form and substance reasonably satisfactory to the Administrative Agent and the Cash Management Swing Line Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Cash Management Swing Line Lender of Cash Management Swing Line Loans under the conditions set forth in such agreement.  At any time an Autoborrow Agreement is in effect, Cash Management Swing Line Loans shall be made in accordance with the Autoborrow Agreement and without giving effect to any of the conditions to Borrowings hereunder.

(c)           Refinancing of Swing Line Loans.

(i)           Each Swing Line Lender at any time in its sole and absolute discretion may, request, on behalf of the Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans made by such Swing Line Lender and then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and provided that no Event of Default exists or would result therefrom.  The applicable Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by such Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of such Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the applicable Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by such Swing Line Lender.

(ii)           If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of such Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of the Swing Line Lender.  Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans of such Swing Line Lender (with a copy to the Administrative Agent, if the applicable Swing Line Lender is not also the Administrative Agent).  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the applicable Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of any Swing Line Loan directly to the applicable Swing Line Lender holding such Swing Line Loan.

2.05         Prepayments.

(a)           Optional Prepayments.

(i)            Revolving Credit Loans; Term A Loans and Term B Loans.  Subject to Section 2.05(c) (solely with respect to the Term B Facility) and the penultimate sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans, Term B Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transactions, the proceeds of which will be used to prepay any outstanding Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction (provided further that, regardless of the conditionality of such prepayment, the Borrower shall pay any amounts required pursuant to Section 3.05 as a result of its failure to prepay such Loans on the specified date).  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term A Loans or Term B Loans pursuant to this Section 2.05(a) shall be applied to the remaining principal repayment installments thereof as directed by the Borrower, and, subject to Section 2.16, each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)           Swing Line Loans.

(A)           The Borrower may, upon notice to the Non-Cash Management Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Non-Cash Management Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 (or the remaining outstanding principal amount of the Non-Cash Management Swing Line Loan).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transactions, the proceeds of which will be used to prepay any outstanding Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction.

(B)           The Borrower shall pay the applicable Cash Management Swing Line Loans (including all applicable interest thereon) to the Cash Management Swing Line Lender in accordance with the terms and conditions of the Autoborrow Agreement then in effect.

(b)           Mandatory Prepayments.

(i)            Excess Cash Flow.  Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), for each Excess Cash Flow Period of the Borrower ending on or after December 31, 2012, the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (1) the ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period covered by such financial statements over (2) the sum of the aggregate principal amount of Term A Loans and Initial Term B Loans prepaid pursuant to Section 2.05(a)(i) during such Excess Cash Flow Period plus the aggregate amount of all optional prepayments of Revolving Credit Loans (solely to the extent accompanied by permanent optional reductions in the Revolving Credit Commitment) during such Excess Cash Flow Period (such prepayments to be applied as set forth in clauses (vi) and (viii) below).

(ii)            Dispositions.  If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (i) and any Disposition of property as a result of a casualty or condemnation) which results in the realization by such Person of Net Cash Proceeds in excess of $2,500,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds not later than two Business Days after receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (viii) below); provided, however, that with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of the required payment under this Section 2.05(b)(ii)), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest such Net Cash Proceeds for Permitted Acquisitions after the Closing Date or in fixed assets so long as the Borrower or one of its Subsidiaries has committed to make such Permitted Acquisition or reinvestment within 180 days of the receipt of such Net Cash Proceeds and such Permitted Acquisition or reinvestment is made within 270 days after the receipt of such Net Cash Proceeds; and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)           Equity Issuances.  Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests (A) to another Loan Party, (B) to employees or directors of the Borrower and its Subsidiaries and (C) the Net Cash Proceeds of which are applied to consummate a Permitted Acquisition) or any capital contribution into any Loan Party or any Subsidiary thereof, the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom not later than two Business Days after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (viii) below).

(iv)           Debt Issuances.  Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom not later than two Business Days after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (viii) below).

(v)           Insurance and Condemnation Events.  If any Insurance and Condemnation Event occurs, which results in the realization by the Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $2,500,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds not later than two Business Days after receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (viii) below); provided, however, that with respect to any Net Cash Proceeds realized under an Insurance and Condemnation Event described in this Section 2.05(b)(v), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of the required payment under this Section 2.05(b)(v)), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest such Net Cash Proceeds for Permitted Acquisitions after the Closing Date or in fixed assets so long as the Borrower or one of its Subsidiaries has committed to make such Permitted Acquisition or reinvestment within 180 days of the receipt of such Net Cash Proceeds and such Permitted Acquisition or reinvestment is made within 270 days after the receipt of such Net Cash Proceeds; and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(v).

(vi)           Application to Term Loans.  Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, on a pro rata basis among the Term Loans (with each such prepayment to be applied within each tranche, first, to the next six scheduled principal repayment installments thereof in direct order of maturity and, thereafter, to the remaining scheduled principal payments on a pro rata basis) and, second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b).

(vii)          Revolving Credit Loans.  If for any reason the sum of (1) Total Revolving Credit Outstandings plus (2) the Cash Management Swing Line Sublimit at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(viii)         Application to Revolving Credit Facility.  Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations up to an amount equal to 103% of the Outstanding Amount of such L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  No prepayment under this clause (viii) shall result in any reduction of the Revolving Credit Facility.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(c)           Call Premium.  In the event that, on or prior to the first anniversary of the Closing Date, any of the following occurs (any such event, a “Repricing Transaction”):

(i)           the Borrower makes any prepayment of the Initial Term B Loans with the proceeds of, or any conversion of Initial Term B Loans into, any new or replacement Indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement Indebtedness) less than the “effective yield” applicable to all or a portion of the Initial Term B Loans subject to such prepayment (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices); or

(ii)            the Borrower effects any amendment to this Agreement which reduces the “effective yield” applicable to all or a portion of the Initial Term B Loans;

the Borrower will pay a premium (a “Call Premium”), for the ratable account of each Term B Lender that holds Initial Term B Loans, in an amount equal to 1.0% of the aggregate principal amount of the Initial Term B Loans subject to such Repricing Transaction (it being understood that any such Call Premium with respect to a Repricing Transaction under clause (c)(ii) shall be paid to each non-consenting Lender that is replaced in such Repricing Transaction pursuant to Section 10.13).  Such Call Premium shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction.

2.06         Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, the Non-Cash Management Swing Line Sublimit or, subject to the terms of the Autoborrow Agreement, the Cash Management Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit, the Non-Cash Management Swing Line Sublimit or, subject to the terms of the Autoborrow Agreement, the Cash Management Swing Line Sublimit without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the sum of (1) Total Revolving Credit Outstandings plus (2) the Cash Management Swing Line Sublimit would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Cash Management Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Cash Management Swing Line Loans would exceed the Cash Management Swing Line Sublimit or (D) the Non-Cash Management Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Non-Cash Management Swing Line Loans would exceed the Non-Cash Management Swing Line Sublimit; provided further that a notice of termination or reduction delivered by Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transactions, the proceeds of which will be used to prepay any outstanding Loans, in which case such termination or reduction may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction.  Unless otherwise specified by the Borrower in such notice, any termination or reduction of the Cash Management Swing Line Sublimit shall not terminate or reduce the Non-Cash Management Swing Line Sublimit.   Notwithstanding anything to the contrary contained herein, the Cash Management Swing Line Lender may upon prior written notice to the Administrative Agent and the Borrower terminate the Cash Management Swing Line Sublimit pursuant to and in accordance with the terms of the Autoborrow Agreement and upon such termination the Cash Management Swing Line Lender shall cease to be a Swing Line Lender hereunder and shall be discharged from its duties and obligations as a Swing Line Lender hereunder and under the other Loan Document; provided that it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Cash Management Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund risk participations in any such outstanding Cash Management Swing Line Loans pursuant to Section 2.04(c).  Any such termination of the Autoborrow Agreement shall not, unless specifically requested by the Borrower, reduce the amount of the Swing Line Sublimit.

(b)           Mandatory.

(i)           The aggregate Term A Commitments shall be automatically and permanently reduced to zero upon the funding of the Term A Commitments on the Closing Date.

(ii)           The aggregate Term B Commitments shall be automatically and permanently reduced to zero upon the funding of the Term B Commitments on the Closing Date.

(iii)           If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit, the Swing Line Sublimit, the Non-Cash Management Swing Line Sublimit or the Cash Management Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit, the Swing Line Sublimit, the Non-Cash Management Swing Line Sublimit and/or the Cash Management Swing Line Sublmit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Revolving Credit Lenders of any termination or reduction of the Letter of Credit Sublimit, the Cash Management Swing Line Sublimit, the Non-Cash Management Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)           Term Loans.

(i)            Term A Loans.  The Borrower shall repay to the Term A Lenders the outstanding principal amount of the Term A Loans in consecutive quarterly principal installments equal to $2,500,000 (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) on the last Business Day of March, June, September and December, commencing June 30, 2012; provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Term A Maturity Date in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date;

(ii)           Initial Term B Loans.  The Borrower shall repay to the Term B Lenders the outstanding principal amount of the Initial Term B Loans in consecutive quarterly principal installments equal to $912,500 (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) on the last Business Day of March, June, September and December, commencing June 30, 2012; provided, however, that the final principal repayment installment of the Initial Term B Loans shall be repaid on the Term B Maturity Date in an amount equal to the aggregate principal amount of all Initial Term B Loans outstanding on such date; and

(iii)           Incremental Term B Loans.  The aggregate principal amount of each Incremental Term B Loan (if any) as determined pursuant to, and in accordance with, Section 2.14 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05).

(b)           Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earliest to occur of (i) in the case of a Cash Management Swing Line Loan, the applicable date required in the Autoborrow Agreement, (ii) in the case of a Non-Cash Management Swing Line Loan, the date ten Business Days after such Loan is made and (iii) the Revolving Credit Maturity Date; provided that any Swing Line Loan that has not been repaid upon the date referenced in clause (i) or clause (ii), as applicable, shall be refinanced with Revolving Credit Loans pursuant to Section 2.04(c) without regard to any conditions for funding Revolving Credit Loans.

2.08         Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Loans of such Type; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Loans of such Type; (iii) each Non-Cash Management Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans that are Revolving Credit Loans and (iv) each Cash Management Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate to be mutually agreed to in writing by the Borrower and the Cash Management Swing Line Lender (it being understood that the Cash Management Swing Line Lender will provide prompt notice to the Administrative Agent of such agreed upon rate).

(b)           (1)           Immediately upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) or (f), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Upon the occurrence and during the continuance of any other Event of Default, at the election of the Required Lenders, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (“Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.

(i)            The Borrower shall pay to the Administrative Agent, the Arrangers, Bank of America and Deutsche Bank Trust Company Americas, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans determined by reference to the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall (A) immediately deliver to the Administrative Agent, a corrected Compliance Certificate for such period and (B) immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article 8.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Swing Line Note, a Term A Note and/or a Term B Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein (including with respect to Cash Management Swing Line Loans which will be paid in accordance with the terms of the Autoborrow Agreement), all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           Funding by Lenders; Payments by Borrower.

(i)           Funding by Lenders; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13          Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.01, 3.04, 3.05 or 10.04) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this Section shall apply) except to the extent permitted pursuant to Section 10.01.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14         Incremental Increases.

(a)           Request for Increase.  At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loans (an “Incremental Term B Loan”) or (ii) one or more increases in the Revolving Credit Facility (a “Revolving Credit Facility Increase” and, together with the initial principal amount of the Incremental Term B Loans, the “Incremental Increases”); provided that (A) the aggregate principal amount for all such Incremental Increases shall not exceed the greater of (1) $75,000,000 and (2) an amount equal to the greatest amount of additional Indebtedness that, as of the Increase Effective Date of such Incremental Increase, would not cause the Consolidated Leverage Ratio as of the fiscal quarter most recently ended prior to the Increase Effective Date for which financial statements have been delivered under Section 6.01 (calculated on a pro forma basis after giving effect to such Incremental Increase (assuming that all Incremental Increases are fully funded on the effective date thereof) and to any permanent repayment of Indebtedness in connection therewith), to exceed (x) 3.25 to 1.00 for the period after the Closing Date through June 29, 2015 and (y) 3.00 to 1.00 for the period from June 30, 2015 and thereafter, and (B) any such request for an increase shall be in a minimum amount of $25,000,000 for any Incremental Term B Loan and $10,000,000 for any Revolving Credit Facility Increase or, if less, the remaining amount permitted pursuant to the foregoing clause (A).

(b)           Incremental Lenders.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Increase.  Incremental Increases may be provided by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Increase) or by any other Persons (an “Incremental Lender”); provided that the Administrative Agent, L/C Issuer and/or each Swing Line Lender, as applicable, shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 10.06(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Incremental Lender is requested to respond, which shall in no event be less than 10 Business Days from the date of delivery of such notice to the proposed Incremental Lenders.  Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested.  Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c)           Increase Effective Date and Allocations.  The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof).  The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d)           Conditions to Effectiveness of Increase.  Any Incremental Increase shall become effective as of such Increase Effective Date; provided that:

(i)            no Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of any Credit Extensions pursuant thereto;

(ii)           the Borrower is in pro forma compliance with the financial covenant set forth in Section 7.11 based on the financial statements most recently delivered pursuant to Section 6.01 after giving effect to such Incremental Increase (assuming that all Incremental Increases are fully funded on the effective date thereof);

(iii)          each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14; and

(iv)          in the case of each Incremental Term B Loan (the terms of which shall be set forth in the relevant Incremental Amendment):

(A)           such Incremental Term B Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term B Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term B Loan or a maturity date earlier than the Term B Maturity Date;

(B)           the Applicable Rate and pricing grid, if applicable, for such Incremental Term B Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increase Effective Date; provided that if the Applicable Rate in respect of any Incremental Term B Loan (determined with reference to each pricing tier of any applicable pricing grid) exceeds the Applicable Rate for the Initial Term B Loan by more than 0.50%, then the Applicable Rate for the Initial Term B Loan shall be increased (including by way of inclusion of a pricing grid) so that the Applicable Rate in respect of such Initial Term B Loan is equal to the Applicable Rate for such Incremental Term B Loan minus 0.50% (determined at each level of each applicable pricing grid); provided further in determining the Applicable Rate(s) applicable to each Incremental Term B Loan and the Applicable Rate(s) for the Initial Term B Loan, (1) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term B Loan or the Initial Term B Loan in each case in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (2) customary arrangement or commitment fees payable to any Lead Arranger (or its affiliates) in connection with the Initial Term B Loan or to one or more arrangers (or their affiliates) of any Incremental Term B Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Rate(s) under this provision); and

(C)           except as provided above, all other terms and conditions applicable to any Incremental Term B Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term B Loan, shall be reasonably satisfactory to the Administrative Agent and the Borrower;

(v)           in the case of each Revolving Credit Facility Increase (the terms of which shall be set forth in the relevant Incremental Amendment):

(A)           such Revolving Credit Facility Increase shall mature on the Revolving Credit Maturity Date and shall be subject to the same terms and conditions as the Revolving Credit Loans (except for interest rate margins, commitment fees and upfront fees; provided that (1) if the interest rate margins and/or commitment fees in respect of any Revolving Credit Facility Increase exceed the interest rate margins and/or commitment fees for any other Revolving Credit Commitments, then the interest rate margins and/or commitment fees, as applicable, for such other Revolving Credit Commitments shall be increased so that the interest rate margins and/or commitment fees, as applicable, are equal to the interest rate margins and/or commitment fees for such Revolving Credit Facility Increase) and (2) if the upfront fees paid on such Revolving Credit Facility Increase (calculated as a percentage of the principal amount thereof) exceed the upfront fees paid in respect of the initial Revolving Credit Commitments on the Closing Date (calculated as a percentage of the principal amount thereof) by more than 1.0%, the Borrower shall pay additional upfront fees to the Revolving Credit Lenders holding such initial Revolving Credit Commitments so that the upfront fees paid in respect of such Revolving Credit Facility Increase are no more than 1.0% higher than the upfront fees paid in respect of the initial Revolving Credit Commitments on the Closing Date;

(B)           the outstanding Revolving Credit Loans and Applicable Revolving Credit Commitment Percentages of Swing Line Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Facility Increase) in accordance with their revised Applicable Revolving Credit Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 3.05 in connection with such reallocation as if such reallocation were a repayment); and

(C)           except as provided above, all of the other terms and conditions applicable to such Revolving Credit Facility Increase shall, except to the extent otherwise provided in this Section 2.14, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(vi)           each Incremental Increase shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Credit Extensions on a pari passu basis;

(vii)          any Incremental Lender with a Revolving Credit Facility Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Credit Extensions made in connection with each Revolving Credit Facility Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder; and

(viii)         the Incremental Lenders shall be included in any determination of the Required Lenders, Required Revolving Credit Lenders or Required Term B Lenders, as applicable.

(e)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15         Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the L/C Issuer or a Swing Line Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the L/C Issuer and/or such Swing Line Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and each applicable Swing Line Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Line Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the L/C Issuer and the applicable Swing Line Lender as herein provided (other than Liens permitted by Section 7.01), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit and Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the L/C Issuer and/or a Swing Line Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the L/C Issuer and the applicable Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral, the L/C Issuer and the applicable Swing Line Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.16         Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Credit Lenders, Required Term A Lenders, Required Term B Lenders and Section 10.01.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the applicable Swing Line Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the L/C Issuer and the applicable Swing Ling Lender, the L/C Issuer and the applicable Swing Line Lender with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the L/C Issuer’s and each Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or any Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or such Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit or Swing Line Loans were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swing Line Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swing Line Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender.

(B)           Each Defaulting Lender that is a Revolving Credit Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)           With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer and the applicable Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders which are Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral; Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swing Line Loans in an amount equal to the applicable Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and, in the event that a Defaulting Lender is a Revolving Credit Lender, each Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17         Extensions of Term Loans and Revolving Credit Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any tranche of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective tranche of Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of such tranche and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders or immediately prior to the effectiveness of such Extension,

(ii)           except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that:

(A)           the borrowing and repayment (except for (1) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments,

(B)           all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Applicable Revolving Credit Percentages,

(C)           the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, and

(D)           assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans,

(iii)          except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer,

(iv)          the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date hereunder,

(v)            the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the applicable tranche of Term Loans extended thereby,

(vi)           any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,

(vii)          if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer,

(viii)         all documentation in respect of such Extension shall be consistent with the foregoing, and

(ix)           at no time shall there be more than two different tranches of Revolving Credit Commitments hereunder or four different tranches of Term Loans hereunder.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) unless otherwise agreed to by the Administrative Agent, each Extension Offer shall be in a minimum principal amount (to be specified in the relevant Extension Offer) for the applicable tranche to be extended of (A) $150,000,000 with respect to Term Loans and (B) $25,000,000 with respect to Revolving Credit Commitments (in each case, or, if less, the remaining amount of such tranche). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)           No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (ii) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuer and each Swing Line Lender, which consent shall not be unreasonably withheld, delayed or conditioned.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Credit Facility shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions, to the extent reasonably determined by the Administrative Agent, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date hereunder (or such later date as may be advised by outside counsel to the Administrative Agent).

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           L/C Issuer.  For purposes of this Section 3.01, the term “Lender” includes the L/C Issuer.

(b)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then, the sum payable by the applicable Loan Party shall be increased as necessary so that after any such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)           Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Tax Indemnifications.

(i)           Indemnification by the Loan Parties.  The Loan Parties shall, jointly and severally, indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be withheld or deducted from a payment to such Recipient or payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Loan Parties shall not be obligated to make payment to a Recipient pursuant to this Section 3.01(d) in respect of penalties, interest and other similar liabilities attributable to any Indemnified Taxes required to be withheld or deducted from a payment to such Recipient or payable or paid by such Recipient, if (A) written demand therefor has not been made by such Recipient within 180 days from the date on which it received written notice of the imposition of Indemnified Taxes by the relevant Governmental Authority (but only to the extent that making such demand after such 180-day period gave rise to such penalties, interest and other similar liabilities), or (B) such penalties, interest and other similar liabilities are attributable to the gross negligence or willful misconduct of such Recipient.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(ii)           Indemnification by the Lenders.  Each Lender shall, severally indemnify, the Administrative Agent, and shall make payment in respect thereof within 10 days after demand for, (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(e)           Evidence of Payments.  As soon as practicable, after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders; Tax Documentation.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          executed originals of IRS Form W-8ECI;

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified (including by payment of additional amounts) pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), such indemnifying party, upon the request of such indemnified party, agrees to repay to each indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authorities) in the event the indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and replaced with an obligation of such Lender to fund Base Rate Loans rather than Eurodollar Rate Loans, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If, in connection with any request for a Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate or (iii) the Required Revolving Credit Lenders in the case of the Revolving Credit Facility, the Required Term A Lenders in the case of the Term A Facility or the Required Term B Lenders in the case the Term B Facility shall determine (which determination shall be conclusive and binding absent manifest error) that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, until (x) in the case of clauses (i) and (ii) above, the Administrative Agent notifies the Borrower that such circumstances no longer exist or (y) in the case of clause (iii) above, the Administrative Agent (upon the instruction of the Required Revolving Credit Lenders in the case of the Revolving Credit Facility, the Required Term A Lenders in the case of the Term A Facility or the Required Term B Lenders in the case of the Term B Facility) revokes such notice, the obligation of the Lenders to make or maintain Eurodollar Rate Loans (or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate) and the right of the Borrower to convert any Loan to, or continue any Loan as a Eurodollar Rate Loan (or a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate) shall be suspended, with any such suspension with respect to clause (iii) above to apply only to the Facility with respect to which such notice was given. Upon receipt of such notice, and (i) in the case of Eurodollar Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Rate Loan together with accrued interest thereon (subject to Section 2.10(a)), on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan; or (B) convert the then outstanding principal amount of each such Eurodollar Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Rate as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Rate as of the last day of such Interest Period. Each of the Lenders agrees that if clauses (i) or (ii) above apply to Base Rate Loans, then the Base Rate will be determined without reference to the Eurodollar Rate.

3.04         Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the L/C Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the L/C Issuer or other Recipient, the Borrower will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such L/C Issuer the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender, the L/C Issuer or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the L/C Issuer, such other Recipient or any of their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the L/C Issuer or such other Recipient, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender, the L/C Issuer or such other Recipient to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s, the L/C Issuer’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, the L/C Issuer or any other Recipient pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, the L/C Issuer or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the L/C Issuer’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender (i) requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or (ii) gives a notice pursuant to Section 3.02, unless notices under Section 3.02 have been given by Lenders holding at least fifty percent (50%) of the outstanding Loans and Commitments under any applicable tranche, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), then the Borrower may replace such Lender in accordance with Section 10.13.

3.07         Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)           Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b)           Opinions of Counsel.  Receipt by the Administrative Agent of favorable opinions of legal counsel (including appropriate local counsel) to the Loan Parties, addressed to the Administrative Agent and each Lender (and expressly permitting reliance by the successors and assigns of the Administrative Agent and each Lender), dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)           No Apex Systems Material Adverse Effect.  Since December 31, 2011, there shall not have been any fact, event or circumstance that has occurred which, individually or in the aggregate, has had or would reasonably be expected to have an Apex Systems Material Adverse Effect.

(d)           Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers:

(i)           copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and complete as of the Closing Date;

(ii)           such certificates of resolutions or other action duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)           such certificates of good standing or the equivalent from each Loan Party’s jurisdiction of organization or formation, as applicable.

(e)           Perfection and Priority of Liens.  Receipt by the Administrative Agent of the following:

(i)           results of lien searches with respect to each Loan Party (including a search as to judgments, bankruptcy, tax and UCC matters) in each jurisdiction and filing office in which filings or recordations under applicable Uniform Commercial Code or other applicable Law should be made to evidence or perfect a security interest with respect to such matters along with copies of the financing statements on file referenced in such searches and, in each case, indicating that the assets of such Loan Party are free and clear of all Liens (other than Liens permitted hereunder);

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)           all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)           evidence reasonably satisfactory to the Administrative Agent that the Borrower has used commercially reasonable efforts to obtain all the deposit account control agreements and securities account control agreements required by the Security Agreement and, if applicable, copies of all such agreements duly executed by the appropriate parties;

(v)           searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices and, in each case, indicating that the assets of such Loan Party are free and clear of all Liens (other than Liens permitted hereunder);

(vi)           duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect or evidence the Administrative Agent’s security interest in the intellectual property of the Loan Parties;

(vii)          evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements); provided that no such waiver or consent agreement shall be required for any landlord or bailee if it cannot be obtained by the Loan Parties using commercially reasonable efforts; and

(viii)         copies of insurance policies or certificates of insurance of the Loan Parties evidencing insurance coverage meeting the requirements set forth in the Loan Documents, including appropriate endorsements to insurance policies naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

Notwithstanding anything to the contrary in this clause (e), to the extent any security interest in any Collateral (other than security interests that may be perfected by (x) the filing of a financing statement under any applicable UCC, (y) the delivery of certificates evidencing the Equity Interests required to be pledged pursuant to the Collateral Documents and (z) with respect to material Collateral that is intellectual property, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the initial Credit Extensions, but instead shall be required to be delivered after the Closing Date pursuant to Section 6.20).

(f)            Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01(c) and Section 4.02(a) have been satisfied; provided that the only representations and warranties the accuracy of which shall be a condition to the availability of the initial Credit Extension shall be the Specified Representations.

(g)           Chief Financial Officer Certificate.  Receipt by the Administrative Agent and the Arrangers of a certificate (in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers) signed by the chief financial officer of the Borrower (i) attesting to the Solvency of the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, and (ii) attaching calculations, certified to be true and accurate as of the Closing Date, demonstrating compliance with the condition specified in Section 4.01(j)(ii).

(h)           Existing Credit Agreements.  (i) Receipt by the Administrative Agent and the Arrangers of evidence (including customary payoff letters) that both of the Existing Credit Agreements has been, or concurrently with the initial Credit Extension is being, terminated and all Liens securing obligations under both of the Existing Credit Agreements have been, or substantially concurrently with the Closing Date are being, released; and (ii) on the Closing Date, immediately after giving effect to the Transactions, the Borrower and its Subsidiaries shall have no outstanding Indebtedness (other than the Obligations and Indebtedness permitted pursuant to Section 7.02).

(i)            Consummation of the Apex Merger.

(i)            The Apex Merger (including the payment of all amounts due and payable in connection with the consummation of the Apex Merger) shall have been consummated in accordance with the Apex Merger Agreement without giving effect to any amendments, modifications or waivers thereof that are materially adverse to the Lenders (as reasonably determined by the Arrangers) unless such amendments, modifications or waivers are approved in writing by the Arrangers.

(ii)           Receipt by the Arrangers of a true, correct and fully executed copy of the Apex Merger Agreement.

(iii)           Each of the representations made by Apex Systems or its Subsidiaries or Affiliates or with respect to Apex Systems or its Subsidiaries or their respective businesses in the Apex Merger Agreement that are material to the interests of the Lenders  (as reasonably determined by the Arrangers) are accurate, but only to the extent that in the event of an inaccuracy with respect to, or a breach of, such representations the Borrower or its Affiliates have the right to terminate their respective obligations under the Apex Merger Agreement or otherwise decline to close the Apex Merger.

(j)            Financial Matters.

(i)            The Administrative Agent and the Arrangers shall have received:

(A)           audited consolidated balance sheets and related consolidated statements of income, stockholder’s equity and cash flows for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 of (1) the Borrower and its Subsidiaries, on a consolidated basis (collectively, the “Borrower Audited Financial Statements”) and (2) Apex Systems and its Subsidiaries, on a consolidated basis (collectively, the “Apex Audited Financial Statements”);

(B)           unaudited consolidated balance sheets and related consolidated statements of income and cash flows for the fiscal quarter ended March 31, 2012, each fiscal quarter ended after March 31, 2012 and at least 45 days prior to the Closing Date (if any) and each month ended after March 31, 2012 and at least 30 days prior to the Closing Date (if any) of (1) the Borrower and its Subsidiaries, on a consolidated basis (collectively, the “Borrower Interim Financial Statements”) and (2) Apex Systems and its Subsidiaries, on a consolidated basis (the “Apex Interim Financial Statements”);

(C)           a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of and for the four-quarter period ended March 31, 2012 and for any subsequent four-quarter period ended at least 45 days before the Closing Date (if any), prepared after giving effect to the Transactions as if the Transactions had occurred as of the last day of such four-quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case calculated in accordance with Regulation S-X of the Securities Act of 1933; and

(D)           projections of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries prepared by management of the Borrower on a quarterly basis through December 31, 2013 and annually thereafter for the five year period following the Closing Date.

(ii)           The Consolidated Leverage Ratio (calculated solely for purposes of this Section 4.01(j) to exclude any Revolving Credit Loans borrowed in the initial Credit Extensions and on a pro forma basis after giving effect to the Transactions in accordance with the pro forma financial statements referred to in clause (i)(C) above of this subsection) shall be less than or equal to 3.95 to 1.00.

(k)           PATRIOT Act.  The Borrower and each of the other Loan Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of the Act, applicable “know your customer” and anti-money laundering rules and regulations.

(l)            Total Revolving Credit Outstandings.  On the Closing Date, the Total Revolving Credit Outstandings (excluding any L/C Credit Extensions with respect to the Existing Letters of Credit) shall not exceed $30,000,000.

(m)           Fees; Expenses.  Receipt by (i) the Administrative Agent and the Arrangers of any fees and reasonable and documented expenses required to be paid on or before the Closing Date and (ii) the Lenders of any fees required to be paid on or before the Closing Date.

(n)           Attorney Costs.  Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of a single primary legal counsel and, if necessary, one local counsel in any relevant material jurisdiction to the Administrative Agent (directly to such counsel if requested by the Administrative Agent).

(o)           Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer or the Non-Cash Management Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof; provided, however, that no L/C Applications shall be required in connection with the Existing Letters of Credit becoming Letters of Credit issued hereunder pursuant to Section 2.03(a)(i).

(p)           Prefunding Breakage Letter.  If the Borrower selects the Eurodollar Rate for the initial Credit Extension, receipt by the Administrative Agent of a letter agreement, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower will promptly compensate each Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of Borrower’s failure to borrow any Loan other than a Base Rate Loan on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02          Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than with respect to a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           the representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively; provided that that the only representations and warranties the accuracy of which shall be a condition to the availability of the initial Credit Extension shall be the Specified Representations.

(b)           with respect to any Credit Extension made after the Closing Date, no Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Non-Cash Management Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof; provided, however, that no L/C Applications shall be required in connection with the Existing Letters of Credit becoming Letters of Credit issued hereunder pursuant to Section 2.03(a)(i).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any material breach or contravention of any Material Contract to which such Person is a party; (iii) result in the creation of any Lien (other than the creation of Liens permitted under this Agreement) under, or require any payment to be made under any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; (iv) conflict with or result in any material breach or contravention of any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (v) violate any material Law that has or could reasonably be expected to have or result in a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (x) such as have been obtained or made and are in full force and effect, (y) filings necessary to perfect Liens created by the Loan Documents, and (z) other approvals, consents, authorizations or other actions by, or notices to, or filings the failure to obtain or perform which would not adversely affect the Liens created under the Collateral Documents and could not reasonably be expected to result in a Material Adverse Effect.

5.04         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect.

(a)           (i) The Borrower Audited Financial Statements and the Apex Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) the Borrower Audited Financial Statements (A) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and (iii) the Apex Audited Financial Statements, to the knowledge of the Borrower, (A) fairly present the financial condition of Apex Systems and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) show all material indebtedness and other liabilities, direct or contingent, of Apex Systems and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           (i) The Borrower Interim Financial Statements and the Apex Interim Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) the Borrower Interim Financial Statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) the Apex Interim Financial Statements, to the knowledge of the Borrower, fairly present the financial condition of Apex and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i), (ii) and (iii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated pro forma financial statements delivered pursuant to Section 4.01(j)(i)(C) have been calculated in accordance with Regulation S-X of the Securities Act of 1933 and fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date (in each case after giving effect to the Transactions as if the Transactions had occurred on the last day of the applicable four-quarter period (in the case of the balance sheet) or at the beginning of the period (in the case of such other pro forma financial statements)), all in accordance with GAAP.

(e)           The consolidated and consolidating forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01(j)(i)(D) and Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable as of the date such forecasts were made available to the Arrangers.

5.06         Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07         No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens; Investments.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           There are no Liens on the property or assets of any Loan Party other than those Liens set forth on Schedule 5.08(b), and the other Liens permitted by Section 7.01.

(c)           Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof (or, if applicable, the most recent date on which the Borrower has delivered a supplement to Schedule 5.08(c) pursuant to Section 6.02(j)) the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents, and as otherwise permitted by Section 7.01.

(d)           Leased Real Property.

(i)           Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof (or, if applicable, the most recent date on which the Borrower has delivered a supplement to Schedule 5.08(d)(i) pursuant to Section 6.02(j)) the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms except to the extent the failure of such lease to be so enforceable would cause, or could reasonably be expected to result in, a Material Adverse Effect upon the Loan Parties.

(ii)           Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof (or, if applicable, the most recent date on which the Borrower has delivered a supplement to Schedule 5.08(d)(ii) pursuant to Section 6.02(j)) the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except to the extent the failure of such lease or leases (individually or in the aggregate) to be so enforceable would cause, or could reasonably be expected to result in, a Material Adverse Effect upon the Loan Parties.

(e)           Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof (other than intercompany Investments by one Loan Party in another Loan Party), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09         Environmental Compliance.

(a)           The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims have not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount.

(b)           Except as otherwise set forth in Schedule 5.09 or in such instances that have not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)           (i) Except as otherwise set forth on Schedule 5.09 or in such instances that have not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) except as otherwise set forth on Schedule 5.09, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that has not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount.

5.10         Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such self-insurance through a captive subsidiary and such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11         Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP, and provided, however, that this representation shall not be untrue if (a) the Borrower has made a good faith judgment that tax returns are not required to be filed in a particular state but it is subsequently determined or claimed by such state that the Borrower was required to have so filed in such state, and (b) the failure to have so filed does not result in a Material Adverse Effect.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12         ERISA Compliance.

(a)           Except as set forth on Schedule 5.12(a), as of the Closing Date neither the Borrower nor any ERISA Affiliate maintains or is obligated to maintain or contribute to either a Pension Plan or a Multiemployer Plan.

With respect to paragraphs (a), (b), (c), (d) and (e) of this Section 5.12, except in such instances that have not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries which has not been satisfied in an aggregate amount exceeding the Threshold Amount:

(b)           (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to the Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been applied for or obtained with respect to any Pension Plan;

(c)           (i) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan, and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan;

(d)           (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) except as set forth on Schedule 5.12(d), no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA; and

(e)           With respect to any employee benefit plan (i) maintained by any Borrower or Subsidiary for the benefit of employees of such entity or entities who are located in jurisdictions that are not subject to the laws of the United States, and (ii) if (x) the benefits of which such plan are funded by assets set aside in advance of the benefits being paid (each, a “Foreign Funded Plan”) (if any), the fair market value of the assets of such Foreign Funded Plan are sufficient to satisfy the accrued benefit obligations under such Foreign Funded Plan as of the date hereof and (y) such plan is not a Foreign Funded Plan (each, a “Foreign Non-Funded Plan”) (if any), the entity or entities responsible for the payment of any benefits that may become payable under such Foreign Non-Funded Plan maintain adequate reserves for the payment of any benefits accrued as of the date hereof.

5.13         Subsidiaries; Equity Interests; Loan Parties.  As of the date hereof (or, if applicable, the most recent date on which the Borrower has delivered a supplement to Schedule 5.13 pursuant to Section 6.02(j)), (a) no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and those permitted pursuant to Section 7.01, (b) no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13, and (c) set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of such date (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its chief executive office and its United States taxpayer identification number or, in the case of any Foreign Subsidiary that does not have a United States taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(e) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14         Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The written reports, financial statements, certificates and other information (taken as a whole) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided and as of the Closing Date; provided that, with respect to projected financial information and estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16         Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by the Borrower and each of its Subsidiaries as of the date hereof (or, if applicable, the most recent date on which the Borrower has delivered a supplement to Schedule 5.17 pursuant to Section 6.02(j)).  To the knowledge of the Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person.  Except as specifically disclosed on the date hereof in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18         Solvency.  The Loan Parties are Solvent on a consolidated basis.

5.19         Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20         Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and, except in such instances that have not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21         Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22         Anti-Terrorism; Anti-Money Laundering.

(a)           No part of the proceeds of any Credit Extension hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to:

(i)            a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time (such a country, a “Sanctioned Country”); or

(ii)           (A) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (B) an agency of the government of, an organization controlled by or a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC (any of the foregoing described in this clause (ii), a “Sanctioned Person”).

(b)           No Loan Party nor any of its Subsidiaries is (i) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the Act or (iii) a Sanctioned Person.

5.23         Senior Indebtedness Status.  The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” (or the equivalent) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate contingent obligations that by their terms survive the termination of the Loan Documents) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01         Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail consistent with the Borrower Audited Financial Statements or, as applicable, the Borrower Interim Financial Statements:

(a)           upon the earlier of the date that is 90 days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended and a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(b)           upon the earlier of the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, together with a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(c)           as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower with a reasonable disclosure of the key assumptions and drivers with respect to such budget, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent and each Arranger:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default with respect to the financial covenant set forth in Section 7.11, or, if any such Default shall exist, stating the nature and status of such event (which may be limited to the extent consistent with industry practice or the policy of the accounting firm and which shall be in form and detail consistent with that delivered in connection with the Borrower Audited Financial Statements, except for such changes thereto as shall be consented to in writing by the Administrative Agent);

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any material financial statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in any mortgages that are included in the Collateral Documents after the date hereof to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j)            concurrently with the delivery of the financial statements referred to in Section 6.01(a), (i) a report supplementing Schedules 5.08(b), 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all Material Real Property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and book value thereof) of all Material Real Property acquired during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all material patents, trademarks, service marks, trade names and copyrights awarded to the Borrower or any Subsidiary thereof during such fiscal year and (B) a list of all material patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by the Borrower or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedule 5.13 containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(k)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(l)            promptly after any change in the location of the Borrower’s primary cash management account to a new state.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) upon the written request of the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower and the other Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03         Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           (i) if the Borrower or any Loan Party begins to maintain or contribute to, or becomes obligated to maintain or contribute to, a Pension Plan or a Multiemployer Plan, or (ii) of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Loan Parties in excess of $ 1,000,000;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(e)           of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) occurrence of any Insurance and Condemnation Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.0(b)(v).

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04         Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided that such payment and discharge shall not be required with respect to any such tax liabilities, assessments, governmental charges, levies, claims or Indebtedness so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Loan Party or Subsidiary shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested tax liabilities, assessments, governmental charges, levies, claims or Indebtedness and enforcement of a Lien, if applicable, other than a Lien permitted under Section 7.01 and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

6.05         Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted (provided that the foregoing shall not be deemed to apply to any casualty or condemnation that could not reasonably be expected to have a Material Adverse Effect); (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07         Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against (including, without limitation, hazard and business interruption) by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08         Compliance with Laws.  Comply with the requirements of all applicable Laws (including ERISA and the Act) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10         Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender (in the case of a Lender, coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that in the absence of an Event of Default, the Borrower will not be required to reimburse the expense of more than one such visit for the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) in a year.

6.11         Use of Proceeds.  Use the proceeds of (a) the Term A Loans and the Initial Term B Loans to finance a portion of the Transactions, and (b) the Revolving Credit Facility to finance working capital, Permitted Acquisitions, capital expenditures and for other general corporate purposes (including financing a portion of the Transactions), but limited in the case of the Revolving Credit Loans made on the Closing Date pursuant to Section 4.01(l); provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12         Covenant to Guarantee Obligations and Give Security.

(a)           Subject to the proviso set forth below, (w) upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Immaterial Subsidiary or an Excluded Foreign Subsidiary) by any Loan Party, (x) the Borrower has knowledge that any Foreign Subsidiary ceases to constitute an Excluded Foreign Subsidiary, (y) any Subsidiary ceases to constitute an Immaterial Subsidiary or (z) solely with respect to clause (i) below, if at any time any Subsidiary issues, guarantees or otherwise is obligated on any Subordinated Indebtedness and such Subsidiary is not a Guarantor, in each case at the Borrower’s expense and at the times set forth below (or such later times as may be determined by the Administrative Agent in its sole discretion):

(i)           within 10 Business Days thereafter, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Secured Obligations,

(ii)           within 30 days (60 days with respect to any real property) thereafter, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages and other security and pledge agreements and supplements and joinders to existing Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Interests (as defined in the Pledge Agreement) in and of such Subsidiary, and other instruments of the type specified in Section 4.01(e)), securing payment of all the Secured Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iii)          within 30 days thereafter, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, and other security and pledge agreements and supplements and joinders to existing Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv)          within 60 days thereafter, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and, with respect to such matters, in substantially the form of the opinions delivered pursuant to Section 4.01(b), and as to such other matters as the Administrative Agent may reasonably request,

(v)           as promptly as practicable thereafter, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent, with respect to each parcel of Material Real Property owned or held by such Subsidiary, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and

(vi)          within 30 days thereafter, deliver to the Administrative Agent such Organization Documents, board resolutions or consents, incumbency, other documents, and certificates referred to in Section 4.01, such updated Schedules to the Loan Documents with respect to such Subsidiary and such other documents, in each case as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

provided, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall (x) any Excluded Foreign Subsidiary or Immaterial Subsidiary be required to guaranty the payment of any Secured Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 65% of the outstanding Equity Interests of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Foreign Subsidiary or Immaterial Subsidiary as security for any Secured Obligation; provided further that (I) any Loan Party that pledges the Equity Interests of any Foreign Subsidiary shall only be required to execute a pledge governed by any foreign Laws and (II) any Foreign Subsidiary that is not an Excluded Foreign Subsidiary or Immaterial Subsidiary shall only be required to enter into a guaranty or guaranty agreement supplement or take any action to pledge its assets under the Collateral Documents if, in each case, (A) the Administrative Agent reasonably determines that the benefits to the Lenders of having such a pledge by such Loan Party governed by foreign Laws or having a Foreign Subsidiary enter into such guaranty or guaranty supplement and pledge its assets outweighs the cost to the Borrower and its Subsidiaries of such actions and (B) the Administrative Agent requests such foreign Law pledge, guaranty, guaranty supplement and/or pledge.

(b)           Upon the acquisition or creation of any property by any Loan Party, if such property, having a fair market value in excess of $2,000,000 individually and $5,000,000 in the aggregate for all such real property (“Material Real Property”), that in the judgment of the Administrative Agent is not already subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, at the Borrower’s expense and to the extent required under the Collateral Documents (in each case at the times set forth below or such later times as may be determined by the Administrative Agent in its sole discretion):

(i)            within 10 Business Days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii)           within 30 days (60 days with respect to any real property) after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, and other security and pledge agreements and supplements and joinders to existing Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Secured Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv)          within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and, with respect to such matters, in substantially the form of the opinions delivered pursuant to Section 4.01(b), and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after any acquisition of real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c)           Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i)            within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent, and

(ii)           as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, and other security and pledge agreements and supplements and joinders to existing Collateral Documents.

6.13         Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (ii) the failure to take such action has not resulted and could not reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount for all such failures.

6.14         Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15         Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and promptly cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16         Interest Rate Hedging.  Enter into no later than 90 days after the Closing Date, and maintain for at least three years thereafter, interest rate Swap Contracts with a Lender (or an Affiliate of a Lender) or other Persons reasonably acceptable to the Arrangers, resulting in at least 50% of the Outstanding Amount of all Term A Loans and Initial Term B Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Arrangers.

6.17         Material Contracts.  Perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its material terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so; provided, however, that the Loan Parties’ obligations under this Section 6.17 shall not apply with respect to any operating leases (including leases of real property) unless the breach or termination of such lease could reasonably be expected to result in a Material Adverse Effect upon the Loan Parties.

6.18         Cash Collateral Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Wells Fargo or another commercial bank located in the United States, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

6.19         Maintenance of Debt Ratings.  Use commercially reasonable efforts to maintain (a) the public corporate family rating of the Borrower as determined by Moody’s, (b) the public corporate credit rating of the Borrower as determined by S&P, and (c) the public ratings with respect to each of the Facilities as determined by both Moody’s and S&P.

6.20         Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule.

ARTICLE 7
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate contingent obligations that by their terms survive the termination of the Loan Documents) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 5.08(b) and any replacements, modifications, renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any replacement, modification, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)            Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, suppliers’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA which has resulted or could reasonably be expected to result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of the Threshold Amount;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, governmental contracts and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments and other similar encumbrances and title deficiencies affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments, attachments and awards for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers so long as such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(k)            eases of the real properties of any Loan Party or any Subsidiary, in each case entered into in the ordinary course of the business of such Loan Party or Subsidiary so long as such leases and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(l)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents and other investment property on deposit in one or more accounts maintained by any Loan Party or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, solely securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m)          Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Loan Party or any Subsidiary to the extent securing Indebtedness permitted by Section 7.02 (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(n)           licenses of IP Rights granted by any Loan Party or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties and their Subsidiaries;

(o)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(p)           Liens securing Indebtedness incurred pursuant to Section 7.02(h); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness or a Subsidiary of such Foreign Subsidiary that is not a Loan Party; and

(q)           other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $10,000,000; provided that if any such Lien attaches to any Collateral it is either junior to, or subordinated to, the Liens created under the Loan Documents pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent.

7.02         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)           Indebtedness of (i) a Subsidiary of the Borrower owed to the Borrower or another Loan Party, which Indebtedness shall (A) constitute Collateral, (B) be on subordination terms, if any, reasonably acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 7.03; or (ii) a Subsidiary of the Borrower that is not required to be a Loan Party owed to another Subsidiary of the Borrower that is not a Loan Party;

(c)           Indebtedness under the Loan Documents;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; (ii) such refinancing, refunding, renewing or extending Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced; (iii) the terms of the collateral (if any) and the subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended; and (iv) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Guarantees of any Loan Party in respect of Indebtedness otherwise permitted under this Section 7.02;

(f)            Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and refinancing and renewals thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(g)           Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;
(h)           other Indebtedness (whether of Loan Parties or Subsidiaries that are not Loan Parties) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, of which:

(i)            an amount of such Indebtedness up to but not exceeding $5,000,000 at any time outstanding may be Indebtedness of Foreign Subsidiaries that is secured by Liens permitted by Section 7.01(p), and provided that all other Indebtedness permitted by this clause (h) shall at all times be unsecured, and

(ii)           an amount of such Indebtedness up to but not exceeding $5,000,000 at any time outstanding may be Indebtedness of Foreign Subsidiaries that are holding companies of other Subsidiaries but that also have operations other than serving as holding companies and holding and licensing intellectual property;

(i)            unsecured Earnout Obligations in an aggregate amount not to exceed (i) $25,000,000 at any time outstanding if the Consolidated Leverage Ratio (determined at the time of incurrence on a pro forma basis after giving effect to such Earnout Obligations) is greater than or equal to 3.00 to 1.00; (ii) $40,000,000 at any time outstanding if the Consolidated Leverage Ratio (determined at the time of incurrence on a pro forma basis after giving effect to such Earnout Obligations) is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00; or (iii) $65,000,000 at any time outstanding if the Consolidated Leverage Ratio (determined at the time of incurrence on a pro forma basis after giving effect to such Earnout Obligations) is less than 2.50 to 1.00;

(j)            (i) Subordinated Indebtedness of the Borrower or its Subsidiaries; provided that (A) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness and (B) the Administrative Agent shall have received reasonably satisfactory written evidence that the Consolidated Leverage Ratio (determined on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness) would be at least 0.50 below the applicable ratio set forth in Section 7.11, and (ii) any refinancings, refundings, renewals or extensions of such Subordinated Indebtedness; provided that (A) the principal amount of such Subordinated Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (B) no Default or Event of Default shall have occurred and be continuing or would be caused by such refinancing, refunding, renewal or extension, and (C) such Subordinated Indebtedness shall (1) have a maturity date at least six months after the latest maturity date of the tranches of Term Loans in effect at the time of such refinancing, refunding, renewal or extension, and (2) be on subordination terms at least as favorable to the Lenders as, and be on terms no more restrictive (when taken as a whole) on the Borrower and its Subsidiaries than, the Subordinated Indebtedness being refinanced, refunded, renewed or extended at such time; and

(k)           Indebtedness in connection with an overdraft line in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

7.03         Investments.  Make or hold any Investments, except:

(a)            Investments held by the Borrower and its Subsidiaries in the form of cash and Cash Equivalents;

(b)           loans and advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and to purchase Equity Interests of Borrower;
(c)           (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof as set forth on Schedule 5.08(e), (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing at the time of such Investment or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate outstanding amount not to exceed $10,000,000 (but excluding, for purposes of such calculation, any such Investments that are made for the purpose of paying the additional contingent consideration described on Schedule 7.02 with respect to the prior acquisition of all of the Equity Interests of Warphi N.V., a Belgian company);

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees permitted by Section 7.02;

(f)            Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e) and any extensions, renewals or reinvestments thereof;

(g)           Permitted Acquisitions of Persons that become Guarantors or otherwise become Loan Parties pursuant to and in accordance with all applicable provisions of Section 6.12;

(h)           Investments consisting of (i) negotiable instruments held for collection in the ordinary course of business or (ii) lease, utility and other similar deposits in the ordinary course of business;

(i)             Investments made by Borrower or any Subsidiary that consist of consideration received in connection with a Disposition made in compliance with Section 7.05;

(j)             purchases of Equity Interests of Borrower to the extent permitted pursuant to Sections 7.06(d) or (e);

(k)            the Apex Merger; and

(l)             other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower; provided, however, that no Investments made pursuant to this Section 7.03(l) shall be Investments of Loan Parties in Foreign Subsidiaries.

7.04         Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that the following shall be permitted:

(a)           any Subsidiary may merge with or dissolve or liquidate into (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party other than the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation or dissolution) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)           in connection with any Permitted Acquisition, the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) in the case of a merger to which the Borrower is not a party, the Person surviving such merger shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (iii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person in such merger is, or becomes, a Loan Party;

(e)           so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation;

(f)            any Dispositions in compliance with Section 7.05; and

(g)           Investments in compliance with Section 7.03(c)(iv).

7.05         Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property in the form of an Investment permitted pursuant to Section 7.03;

(e)           Dispositions permitted by Section 7.04 (other than Section 7.04(f));

(f)            Dispositions consisting of exclusive licenses permitted under Section 7.01(n), provided, however, that such exclusive licenses shall consist of licenses granted in the ordinary course of the Borrower’s or other Loan Parties’ business;

(g)           Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the book value of any property Disposed of in reliance on this clause (f) shall not exceed $1,000,000, (iii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed $2,000,000, (iv) such Disposition is for fair market value, and (v) not less than 50% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash;

(h)           so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(f);

(i)             leases of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents; and

(j)            a one-time Disposition of one line of business by the Borrower or any of its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the fair market value of any property Disposed of in reliance on this clause (j) shall not exceed $50,000,000, (iii) the board of directors (or other comparable governing body) of the Borrower and any other Subsidiaries party to such Disposition shall have duly approved such Disposition, and (iv) not less than two thirds (2/3) of the consideration for such line of business shall be paid to the Borrower or its Subsidiaries in cash;

provided, however, that any Dispositions made pursuant to this Section (excluding Dispositions made pursuant to clause (g)) of assets with a fair market value in excess of the Threshold Amount shall be for fair market value.  To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 7.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Collateral Documents, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 7.05, the Administrative Agent shall take all actions they deem appropriate or that is reasonably requested by the Borrower in order to effect the foregoing.

7.06         Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except the following:

(a)           (i) each Subsidiary may make Restricted Payments to a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made and (ii) each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           so long as no Default shall exist or result therefrom, the Borrower and each Subsidiary may (i) purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issuance of new Qualified Equity Interests and (ii) prepay, redeem, purchase, defease or otherwise satisfy any Subordinated Indebtedness with the proceeds received from the substantially concurrent issuance of new Qualified Equity Interests;

(d)           so long as no Default shall exist or result therefrom, the Borrower may make Restricted Payments; provided that after giving effect thereto,

(i)            the aggregate amount of such Restricted Payments made during the preceding twelve-month period would not exceed:

(A)          $50,000,000, if the Consolidated Leverage Ratio is less than 2.00 : 1.00 on a pro forma basis after giving effect to such Restricted Payments,

(B)           $25,000,000, if the Consolidated Leverage Ratio is equal to or greater than 2.00 : 1.00 but less than 2.50 : 1.00 on a pro forma basis after giving effect to such Restricted Payments,

(C)           $15,000,000, if the Consolidated Leverage Ratio is equal to or greater than 2.50 : 1.00 but less than 3.00 : 1.00 on a pro forma basis after giving effect to such Restricted Payments, or

(D)           $0, if the Consolidated Leverage Ratio is equal to or greater than 3.00 : 1.00 on a pro forma basis after giving effect to such Restricted Payments,

(ii)           Liquidity shall not be less than $30,000,000 immediately after any such Restricted Payments, and

(iii)           the Borrower shall have delivered a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Borrower has satisfied all of the requirements hereunder for such Restricted Payments;

provided, in each case, that (x) such pro forma financial covenant compliance and calculations shall be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had occurred on the last day of the fiscal period covered thereby; and (y) for the avoidance of doubt, any Restricted Payment permitted to be made pursuant to the applicable basket amount set forth above based on the Consolidated Leverage Ratio determined at such time shall not result in an Event of Default under this Section 7.06(d) solely due to a change in the Consolidated Leverage Ratio after the date such Restricted Payment is made;

(e)           so long as no Default shall exist or result therefrom, repurchases of Equity Interests of the Borrower from employees or directors of the Borrower and its Subsidiaries to the extent that (i) the proceeds of such repurchases are applied to satisfy withholding tax obligations arising in connection with the vesting of restricted Equity Interests and (ii) the aggregate amount of such repurchases pursuant to this Section 7.06(e) during the term of this Agreement shall not exceed $25,000,000;

(f)            the Borrower and each Subsidiary may refinance, refund, renew or extend any Subordinated Indebtedness in compliance with Section 7.02(j)(ii); and

(g)           the Borrower may declare and pay cash dividends to its stockholders; provided that (i) no Default or Event of Default shall have occurred and be continuing or would be caused by such declaration and payment, (ii) the Borrower is in pro forma compliance (after giving effect to the declaration and payment of such dividend) with the financial covenant set forth in Section 7.11 based on the financial statements most recently delivered pursuant to Section 6.01(a) or (b), and (iii) the aggregate amount of such dividends declared and paid during the term of this Agreement shall not exceed $2,500,000.

7.07         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or reasonable extensions thereof.

7.08         Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable in all material respects to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the following:

(a)           transactions between or among the Loan Parties;

(b)           Restricted Payments permitted pursuant to Section 7.06;

(c)           Investments permitted pursuant to Section 7.03(b);

(d)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, equity compensation and other benefit plans) and indemnification arrangements, in each case approved by the board of directors or applicable senior management of the Borrower; and

(e)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents.

7.09         Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)           limits the ability of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except (A) any agreement in effect on the date hereof and set forth on Schedule 7.09; (B) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (D) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (E) any holder of a Lien permitted by Section 7.01 restricting the transfer of the property subject thereto; (F) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted under Section 7.05 pending the consummation of such Disposition; (G) in the case of any joint venture which is not a Loan Party, restrictions in such joint venture’s Organization Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity, so long as the Investment in such joint venture is otherwise permitted by Section 7.03, (H) customary provisions in Indebtedness permitted pursuant to this Agreement but no more restrictive than the provisions in this Agreement and provided that none of such provisions shall prohibit a Loan Party from, or adversely affect a Loan Party’s ability to, make Restricted Payments to the Borrower or any Subsidiary Guarantor, or (I) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.02(f) (provided that any such restriction contained therein relates only to the asset or assets financed thereby);

(b)           limits the ability of any Subsidiary (other than an Excluded Foreign Subsidiary) to Guarantee the Indebtedness of the Borrower and the other Loan Parties under the Loan Documents;

(c)           limits the ability of the Borrower or any Subsidiary (other than an Excluded Foreign Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent pursuant to this Agreement or the other Loan Documents; or

(d)           requires the grant of a Lien to secure an obligation of the Borrower or any Loan Party if a Lien is granted to the Administrative Agent pursuant to this Agreement or the other Loan Documents.

7.10         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11         Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any Measurement Period to be greater than the corresponding ratio set forth below:

Period	Maximum Consolidated Leverage Ratio
Closing Date through December 30, 2012	4.50 to 1.00
December 31, 2012 through September 29, 2013	4.25 to 1.00
September 30, 2013 through December 30, 2013	4.00 to 1.00
December 31, 2013 through June 29, 2014	3.75 to 1.00
June 30, 2014 through December 30, 2014	3.50 to 1.00
December 31, 2014 through June 29, 2015	3.25 to 1.00
June 30, 2015 and thereafter	3.00 to 1.00

7.12         Amendments of Organization Documents.  Amend any of its Organization Documents, other than any such amendments or modifications that are not adverse to the interests of the Administrative Agent or the Secured Parties.

7.13         Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14         Prepayments, Etc. of Subordinated Indebtedness.  Pay, prepay, redeem, purchase, defease or otherwise satisfy any Subordinated Indebtedness prior to the scheduled maturity thereof in any manner that would be in violation of any subordination terms of such Subordinated Indebtedness, except (a) prepayments, redemptions, purchases, defeasances or satisfaction of any Subordinated Indebtedness with proceeds of a substantially concurrent issuance of Qualified Equity Interests or (b) refinancings and refundings of any Subordinated Indebtedness in compliance with Section 7.02(j)(ii).

7.15         Modifications of Subordinated Indebtedness.  Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) in any respect any of the terms or provisions of any Subordinated Indebtedness, which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following (an “Event of Default”):

(a)           Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within four Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(g) or (h), 6.03(a), 6.03(b), 6.03(c), 6.05(a), 6.10, 6.11, 6.12, or Article 7; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues and is not waived for a period of 30 days after the earlier to occur of (i) the date upon which the Borrower receives written notice thereof from the Administrative Agent or any Lender and (ii) the date upon which any Loan Party has knowledge of such failure; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, if any such representation, warranty, certification or statement is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation, warranty, certification or statement shall be incorrect or misleading in any respect) when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to (beyond the grace period, if any, provided in the agreement pursuant to which such Indebtedness was created, but not exceeding thirty days) make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person in respect of obligations that, (x) if resulting from actions of two or more obligees that are not Affiliates of each other, shall be for $1,000,000 or more, and (y) if resulting from actions of only one obligee shall be for $5,000,000 or more, and with respect to either (x) or (y), remains undischarged, unvacated, unbonded or unstayed for 30 consecutive days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

8.02         Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 9
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for the Borrower’s specific rights contained in Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders, consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and not to be required if an Event of Default has occurred and is continuing) and accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint and the Borrower consents to (such consent not to be unreasonably withheld, delayed or conditioned and not to be required if an Event of Default has occurred and is continuing) a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Non-Cash Management Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Non-Cash Management Swing Line Lender, (ii) the retiring L/C Issuer and Non-Cash Management Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the book managers, arrangers or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10         Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements for which the Administrative Agent has received written notice pursuant to Section 9.11 (other than any such Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11         Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the event all the following have occurred:  (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

ARTICLE 10
MISCELLANENOUS

10.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)           without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 or any other provision of this Agreement or any other Agreement or any other Loan Document, if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders to make Revolving Credit Loans (pursuant to a substantially concurrent request by the Borrower) when such Revolving Credit Lenders would not otherwise be required to do so without the written consent of the Required Revolving Credit Lenders;

(c)           extend (except as expressly provided in Section 2.17) or increase the Commitment of any Lender (or reinstate the Commitment of any Lender terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document (except as expressly provided in Section 2.17) without the written consent of each Lender directly and adversely affected thereby;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender entitled to such amount without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)            change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in each case in any manner that directly and adversely affects the Lenders under a Facility without the written consent of each Lender directly and adversely affected thereby except that (A) Extensions may be made pursuant to Section 2.17, (B) prepayments, or assignments and immediate extinguishment, by the Borrower of Term B Loans (offered ratably to all Term B Lenders holding outstanding Term B Loans constituting the same tranche of Term B Loans) at a discount to par may be made on terms and conditions approved by the Administrative Agent and the Required Lenders and (C) assignments of Term B Loans may be made to Affiliates of the Borrower on terms and conditions (including an aggregate Dollar cap) approved by the Administrative Agent and the Required Lenders;

(g)           change (i) any provision of this Section 10.01 or the definition of “Required Lenders” to reduce the percentage set forth therein or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender, (ii) the definition of “Required Revolving Credit Lenders” to reduce the percentage set forth therein without the written consent of each Revolving Credit Lender, (iii) the definition of “Required Term A Lenders” to reduce the percentage set forth therein without the written consent of each Term A Lender or (iv) the definition of “Required Term B Lenders” to reduce the percentages set forth therein without the written consent of each Term B Lender;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)            release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders, (ii) if such Facility is the Term B Facility, the Required Term B Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) neither of the Fee Letters may be amended, or rights or privileges thereunder waived, except in a writing executed only by the parties thereto; (v) the Autoborrow Agreement may be amended or rights or privileges thereunder may be waived only in a writing executed by the parties thereto and the Administrative Agent and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that, by its terms, requires the consent of all Lenders or each affected Lender under a Facility may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender under a Facility that, by its terms, affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding any provision herein to the contrary, this Agreement may be amended in accordance with Section 2.14 in connection with any Incremental Increase.

10.02       Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Non-Cash Management Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient..

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and each Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and each Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or a Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay, promptly following written demand therefor, (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and its Affiliates and, if necessary, a one local counsel in any relevant material jurisdiction), in connection with the syndication of the credit facilities provided for herein, due diligence in connection therewith, and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) one counsel to the Administrative Agent and Wells Fargo Securities taken as a whole, special or foreign counsel and, if necessary, of one local counsel to the Administrative Agent and Wells Fargo Securities, taken as a whole, in any relevant material jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole and (y) one counsel to the Lenders (taken as a whole), special or foreign counsel and, if necessary, of one local counsel to the Lenders (taken as a whole) in any relevant material jurisdiction; provided that in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated (taken as a whole)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower and each other Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented costs and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Administrative Agent and its Affiliates and, if reasonably necessary, a single specialty or local counsel for the Administrative Agent and its Affiliates in each relevant specialty or jurisdiction, as applicable and (y) one counsel to all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates) and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates) in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment from a court of competent jurisdiction in its favor on such claim, or (z) any dispute solely among the Indemnitees (other than any claims (i) against an Indemnitee in its capacity as or in fulfilling its role as an agent or arranger or any similar role under this Agreement or any other Loan Document or (ii) arising out of any act or omission of the Borrower or any Subsidiary of the Borrower or any of their respective Affiliates).  This Section 10.04(b) shall not apply with respect to any Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, each Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than five Business Days after demand therefor.

(f)            Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06       Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than a Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term A Facility or the Term B Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned) to a lesser amount;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate (as defined under clause (a) of the definition of “Affiliate”) of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term A Commitment, Term B Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the L/C Issuer and each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a  Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each Incremental Amendment delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to provide to the applicable Lender the forms described in Section 3.01(f) as though it were a Lender providing such forms to the Borrower and to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive unless the sale of such participation to such Participant is made with the Borrower’s prior written consent.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Non-Cash Management Swing Line Lender.  In the event of any such resignation as L/C Issuer or Non-Cash Management Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Non-Cash Management Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Non-Cash Management Swing Line Lender, as the case may be.  If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/ C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Wells Fargo resigns as Non-Cash Management Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in any such outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Non-Cash Management Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Non-Cash Management Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07        Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the prior written consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, or the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/ C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or any Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13       Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, (iv) any Lender does not approve any consent, waiver or amendment that (A) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (B) has been approved by the Required Lenders, or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) and any fees due pursuant to Section 2.05(c);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of an assignment pursuant to clause (a)(iv) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16       California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.17        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18       Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19       USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.20       Time of the Essence.  Time is of the essence of the Loan Documents.

10.21       Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ON ASSIGNMENT, INC.,
a Delaware corporation

By:
Name:
Title:

On Assignment, Inc.
Credit Agreement
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

On Assignment, Inc.
Credit Agreement
Signature Page

SCHEDULE 1.01A

EXISTING LETTERS OF CREDIT

Section A: Letters of Credit issued by Wells Fargo Bank, National Association

L/C No.	Amount	Issued	Expiration	Applicant	Beneficiary
IS0003894	$30,000.00	10/05/2011	10/31/2012	Apex Systems, Inc.	10-30 South Wacker, L.P.
IS0009021	$50,000.00	01/09/2012	01/01/2013	Apex Systems, Inc.	Pacific Indemnity Company
IS0009022	$383,611.00	01/09/2012	01/01/2013	Apex Systems, Inc.	St. Paul Fire and Marine Insurance Company
IS0009471	$70,466.67	01/18/2012	05/31/2012	Apex Systems, Inc.	Broad Financial Center LLC

Section B: Letters of Credit issued by Bank of America, N.A.

L/C No.	Amount	Issued	Expiration	Applicant	Beneficiary
3052407	$800,000.00	12/03/2010	10/31/2012	On Assignment, Inc.	The Travelers Indemnity Company
68046635	$1,250,000.00	12/03/2010	10/31/2012	On Assignment, Inc.	Sentry Insurance A Mutual Company

Schedule 1.01A

SCHEDULE 1.01B

HISTORICAL

CONSOLIDATED EBITDA

Fiscal Quarter Ended	Consolidated EBITDA
June 30, 2011	$32,209,296
September 30, 2011	$35,380,776
December 31, 2011	$36,689,297
March 31, 2012	$28,377,209

Schedule 2.01

SCHEDULE 5.08(b)

EXISTING LIENS

DEBTOR	JURISDICTION	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
On Assignment, Inc.	Delaware Secretary of State	Dell Financial Services, LLC	51235358 Filed: 4-21-05 Continuation: 2010 0985436 Filed: 3-23-10 Amendment: 2010 4019455 Filed: 11-16-10	Computer equipment Amendment changes SP name from Dell…LP to Dell…LLC
On Assignment, Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc.	2008 4201180 Filed: 12-9-08 Amendment: 2008 4334197 Filed: 12-31-08	Computer equipment Amendment removed org ID number
On Assignment, Inc.	Los Angeles County, CA	Los Angeles County Tax Collector	20031987330 Filed: 7-11-03	County tax lien: $1089.51
On Assignment, Inc.	Los Angeles County, CA	Los Angeles County Tax Collector	20031987331 Filed: 7-11-03	County tax lien: $2329.03
Oxford Global Resources, Inc.	Delaware Secretary of State	U.S. Bank Equipment Finance	2012 1015736 Filed: 3-15-12	Equipment
VISTA Staffing Solutions, Inc. 675 East 2100 South, #390 Salt Lake City, UT 84106	Utah Secretary of State	Cisco Systems Capital Corporation 170 W. Tasman Drive San Jose, CA 95134	275848200545 Filed: 8-8-05 Continuation: Filed: 7-28-2010	Leased equipment – computer networking and telecommunications related
VISTA Staffing Solutions, Inc. 675 East 2100 South, #390 Salt Lake City, UT 84106	Utah Secretary of State	Wells Fargo Equipment Finance, Inc. 733 Marquette Avenue Minneapolis, MN 55402	305099200600 Filed: 10-12-06 Amendment: Filed: 12-22-06 Continuation: Filed: 9-19-11	Leased furniture and fixtures
Healthcare Partners, Inc.	Georgia- Superior Court Clerks Cooperative Authority	NEC Financial Services, LLC	007-2011-004384 Filed: 3-9-11	Equipment – telephone related
Healthcare Partners, Inc.	Georgia- Superior Court Clerks Cooperative Authority	NEC Financial Services, LLC	007-2011-004661 Filed: 3-14-11	Equipment – telephone related

Schedule 5.08(b)

Apex Systems, Inc.

As of the Closing Date, filings for precautionary purposes made with respect to true leases of personal property originally between Apex Systems, Inc. and each of Bank of Essex, Bank of Richmond, BB&T, Branch Banking and Trust Company, Cobb Technologies Leasing LLC, Consolidated Bank, CSC Leasing Company, EVB, EVB (Hanover Bank), First Capital, First Capital Bank, First Market Bank, Fulton Bank, Gateway Bank, GreatAmerica Leasing Company, Manufacturers and Trade Trust Company as successor by Merger to Provident Bank, Middleburg Financial, Paragon Bank, Paragon Commercial Bank, Peoples Bank, People’s Bank of Virginia, Provident Bank, Resource Bank, River City Bank, Sona Bank, StellarOne Bank, Stellar One Bank, SunTrust Bank, Transcommunity Bank, Union Bank, Union First Market Bank, US Bancorp, Village Bank, Virginia Business Bank, Virginia Commonwealth Bank and Xenith Bank

Schedule 5.08(b)

SCHEDULE 5.08(c)

OWNED REAL PROPERTY

None.

Schedule 5.08(c)

SCHEDULE 5.08(d)(i)

LEASED REAL PROPERTY

(LESSEE)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Assignment Ready, Inc.	South Coast Executive	3100 Bristol St Suite 550, Costa Mesa, CA 92626 Orange County	6/30/2016	$54,901.00
Assignment Ready, Inc.	The Realty Associates Fund VII LP	1150 Bayhill Drive, #200 San Bruno, CA 94066 San Mateo County	1/31/2015	$85,144.00
Assignment Ready, Inc.	Transwestern Columbia Centre II	9450 W. Bryn Mawr Road, #260 Rosemont, IL 60018 Cook County	4/30/2017	$52,163.00
Assignment Ready, Inc.	Rukh South Plainfield Prop., L.L.C.	517 US Highway 1 South, Suite 2150, Iseling, NJ 08830 Middlesex County	7/31/2016	$48,400.00
Assignment Ready, Inc.	Triad Enterprises, LLC	8778 Wolff Court, #207 Westminster, CO 80030 Adams County	9/30/2013	$22,103.00
Assignment Ready, Inc.	Bala Pointe Owner, LP	111 Presidential Blvd., #240 Bala Cynwyd, PA 19004 Montgomery County	10/31/2016	$139,680.00
Assignment Ready, Inc.	Hub Properties Trust	1500 Market St., W. Tower Suite LM 545 Philadelphia, PA 19102 Philadelphia County	8/31/2017	$45,124.20
Assignment Ready, Inc.	Chase Merritt Four Corners, LLC	5333 Westheimer, #880 Houston, TX 77056 Harris County	1/31/2014	$111,745.00
Assignment Ready, Inc.	Campanelli Westfield LLC	300 Crown Colony, Suite 503 Quincy, MA 02169 Norfolk County	2/28/2015	$43,393.00
Assignment Ready Inc	401 Edgewater LLC	301 Edgewater Place, Suite 210, Wakefield, MA 01880 Middlesex County	8/31/2016	$50,126.00

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Assignment Ready, Inc.	Mack-Cali WP Realty Assoc., L.L.C.	One Water Street, 2nd Floor White Plains, NY 10601 Westchester County	3/31/2016	$60,863.00
Assignment Ready, Inc.	Rio Vista Tower III LLC	9095 Rio San Diego Drive, #300 San Diego, CA 92108 San Diego County	6/30/2016	$200,322.00
Assignment Ready, Inc.	Balboa & Victory Partnership	6345 Balboa Blvd., #272 Encino, CA 91316 Los Angeles County	12/31/2012	$73,320.00
Assignment Ready, Inc.	Unico Properties, Inc.	1325 Fourth Avenue, #1430 Seattle, WA 98101 King County	5/31/2014	$65,704.00
Assignment Ready, Inc.	Bingham Center LLC	30600 Telgraph Rd Suite 1160, Bingham Farms, MI 48025 Oakland County	5/31/2016	$17,444.00
Oxford Global Resources, Inc.	Chagrin-Green LLC	23250 Chagrin Blvd., #375 Beachwood, OH 44122 Cuyahoga County	12/31/2017	$78,320.00
Assignment Ready, Inc.	Best Property Fund, LLC	13601 Preston Road, #600 & 670E Dallas, TX 75240 Dallas County	4/30/2013	$100,832.00
Assignment Ready, Inc.	Cardello Associates	1501 Reedsdale Street, #2002 Pittsburgh, PA 15233 Allegheny County	1/31/2014	$21,378.00
Assignment Ready, Inc.	NNN VF 7777 Bonhomme Avenue, LLC	7777 Bonhomme Avenue, Suite 1901 Clayton, MO 63105 St. Louis County	10/31/2015	$30,258.00
Assignment Ready, Inc.	Riderwood Associates, L.P.	1122 Kenilworth Drive, #118 Towson, MD 21204 Baltimore County	7/31/2012	$75,174.00
Assignment Ready, Inc.	Utah State Retirement Investment	605 N. US Highway 169, #220 Plymouth, MN 55441 Hennepin County	10/31/2014	$53,608.00

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Assignment Ready, Inc.	Court International, LLC	2550 University Avenue W., #315N St. Paul, MN 55114 Ramsey County	2/28/2013	$80,099.00
Assignment Ready, Inc.	Washington Real Estate Investment Trust	51 Monroe Street, #506 Rockville, MD 20850 Montgomery County	1/31/2017	$49,830.00
Vista Staffing Solutions, Inc.	Teachers Concourse LLC	Two Concourse Parkway, #245 Atlanta, GA 30328 Fulton County	12/31/2015	$126,788.00
Assignment Ready, Inc.	Whitnall – Summit Company, LLC	6737 W. Washington Street, Suite 3470 West Allis, WI 53214 Milwaukee County	9/30/2018	$112,728.00
Assignment Ready, Inc.	MLIC Asset Holdings II, LLC, DBA Stoneridge	6140 Stoneridge Mall Road, #360 Pleasanton, CA 94588 Alameda County	5/31/2014	$63,205.00
Assignment Ready, Inc.	Bascom Sub, LLC	2105 S. Bascom Ave., #390 Campbell, CA 95008 Santa Clara County	5/31/2015	$125,087.00
Assignment Ready, Inc.	Duke Realty Ohio	9987 Carver Road, Suite 510 Blue Ash, OH 45242 Hamilton County	2/28/2016	$223,315.00
Assignment Ready, Inc.	Parkway Fountains LLC	1702 E. Highland Ave., #315 Phoenix, AZ 85016 Maricopa County	4/30/2013	$17,686.00
Assignment Ready, Inc.	Healthcare Property Group, L.L.C.	8300 Health Park, #233 Raleigh, NC 27615 Wake County	2/10/2013	$80,656.00
Assignment Ready, Inc.	Hines VAF II Sacramento Properties GP LLC	555 University Ave Suite 170 Sacramento, CA 95825 Sacramento County	6/30/2015	$18,598.00
Assignment Ready, Inc.	VV USA City, L.P.	201 N. Illinois Street, #1500 Indianapolis, IN 46204 Marion County	7/31/2014	$54,713.00

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Assignment Ready, Inc.	Mack-Cali Realty L.P.	365 West Passaic Street Rochelle Park, NJ 07622 Bergen County	1/31/2015	$47,579.52
Assignment Ready, Inc.	Beacon #10, L.L.C.	4421 Stuart Andrew Blvd., #300 Charlotte, NC 28217 Mecklenburg County	7/31/2013	$32,665.00
Assignment Ready, Inc.	Rivergate Acquisition Company LLC	400 North Ashley Dr, Suite 1310, Tampa, FL 33602 Hillsborough County	12/31/2016	$88,020.00
Assignment Ready, Inc.	Greystone Office, LP	7200 North Mopac, Suite 165 Austin, TX 78731 Travis County	4/30/2017	$47,088.00
Assignment Ready, Inc.	Regus Management Group, LLC	7545 Irvine Center Dr, Suite 217, Irvine, CA 92618 Los Angeles County	2/28/2013	$10,320.00
Assignment Ready, Inc.	R.Reusse Construction Co, Limited	100 Allstate Pkwy Suite 300, Markham, ON L3R 6H3 Canada	1/14/2014	$30,964.00
Assignment Ready, Inc.	Regus Management Group, LLC	110 East Broward Blvd Suite 1715, Ft. Lauderdale, FL 33301 Broward County	12/31/12	$19,656.00
Assignment Ready, Inc.	Joe Kenny, III DBA Old Jonestown Office Suites	6230 Old Jonestown Road, #A Harrisburg, PA 17112 Dauphin County	2/28/2013	$37,415.00
Assignment Ready, Inc.	Tower Building Investors	1970 Broadway, #200 Oakland, CA 94612 Alameda County	10/31/2015	$60,059.00
Assignment Ready, Inc.	Spectrum Building of Texas, L.L.P.	613 Northwest Loop 410, #210 San Antonio, TX 78216 Bexar County	11/30/2013	$30,170.00
Assignment Ready, Inc.	West Colony Offices Associates, L.P.	1200 Valley West Dr., #502 Des Moines, IA 50266 Polk County	7/30/2015	$18,880.00

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Assignment Ready, Inc.	L.D. Hancock Family, LLC	218 S. Thomas Street, #205 Tupelo, MS 38801 Lee County	11/30/2015	$52,355.00
Assignment Ready, Inc.	Fairfield Merrittview SPE L.L.C	383 Main Ave Suite 602, Norwalk, CT 06851 Fairfield County	3/31/2019	$154,438.00
On Assignment, Inc.	Calabasas BCD, Inc	26745 Malibu Hills Road Calabasas, CA 91301 Los Angeles County	11/30/2021	$637,871.00
Oxford Global Resources, Inc.	Professional Commercial Office Managemenr and 200 Brown Partners, LLC	200 Brown Road, #308 Fremont, CA 94539 Alameda County	10/31/2013	$20,375.00
Oxford Global Resources, Inc.	Franklin Street Properties Corp.	505 South 336 St Suite 530, Federal Way, WA 98003 King County	9/30/2016	$116,717.00
Oxford Global Resources, Inc.	Zell Two Inc.	5700 Corporate Drive, #235 Pittsburgh, PA 15237 Allegheny County	1/31/2013	$37,265.00
Oxford Global Resources, Inc.	Lexington Palm Beach, LLC	4200 Northcorp Parkway suite 300, Palm Beach Gardens, FL 33410 Palm Beach County	9/30/2019	$299,170.00
Oxford Global Resources, Inc.	Congress Street Holdings, LLC	211 Congress St, 8th floor, Boston, MA 02110 Suffolk County	5/14/2016	$88,486.00
Oxford Global Resources, Inc.	MIE Properties, Inc.	202 Moravian Valley Road, #C-E Waunakee, WI 53154 Dane County	5/31/2012	$154,200.00
Oxford Global Resources, Inc.	Bixby Land Company	6825 W. Galveston Street, #7 Chandler, AZ 85226 Maricopa County	12/31/2012	$76,560.00
Oxford Global Resources, Inc.	FRB Associates, LLC	100 Corporate Drive, #102 Windsor, CT 06095 Hartford County	4/30/2013	$60,944.00

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Oxford Global Resources, Inc.	W Street Realty, LLC	155 West Street, Suite 7 Wilmington, MA 01887 Middlesex County	3/31/2014	$41,796.00
Oxford Global Resources, Inc.	John Hancock Life Insurance Company	1515 E. Woodfield Road, Suite 810 Schaumburg, IL 60173 Cook County	5/31/2014	$11,088.00
Oxford Global Resources, Inc.	Oakmead Terrace, LLC	1230 Oakmead Parkway, #204 &206 Sunnyvale, CA 94085 Santa Clara County	1/31/2015	$35,484.00
Oxford Global Resources, Inc.	Cummings Properties LLC	100 Cummings Center, #206C, 206N, 206L Beverly, MA 01915 Essex County	12/30/2015	$603,414.00
Oxford Global Resources, Inc.	Alliance #3 Building Partners, LLC	440 Alliance Gateway Freeway, #100 Fort Worth, TX 76177 Tarrant County	3/31/2016	$112,800.00
Oxford Global Resources, Inc.	Theater of Marlborough, a Municipal Corporation City Hall	255 Main Street, Room 103 Marlborough, MA 01752 Middlesex County	month to month	$4,200.00 (monthly)
Vista Staffing Solutions, Inc.	Edinburgh Investment, LLC	117 Edinburgh, #207 Cary, NC 27511 Wake County	2/28/2013	$41,606.00
Vista Staffing Solutions, Inc.	William & Linda Metrie	9910 W. Layton Greenfield, WI 53228 Milwaukee County	9/30/2013	$44,400.00
Vista Staffing Solutions, Inc.	Duke Realty Limited Partnership	1735 North Brown Rd Suite 100, Lawrenceville, GA 30043 Gwinnett County	8/31/2015	$119,963.00
Vista Staffing Solutions, Inc.	Vitoly, LLC	275 E. 200 South Salt Lake City, UT 84111 Salt Lake County	12/31/2016	$479,808.00
Lab Support UK Limited	MWB Business Exchange Centres	Wellington House, East Road Cambridge, Cambridgeshire CB1 1BH, United Kingdom	12/31/2012	£30,240.00

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Lab Support UK Limited	Omnia Offices Limited	Omnia One, Queen Street Sheffield, South Yorkshire S1 2DG, United Kingdom	8/1/2012	£22,800.00
Lab Support UK Limited	MEPC Birchwood Park No. 1 Limited and MPEC Birchwood Park No. 2 Limited	Chadwick House, Birchwood Park Warrington, Cheshire WA3 6AE, United Kingdom	7/2/2012	$12,420.00
On Assignment Lab Support BV	ING Real Estate Investments Management (NL) B.V.	Graadt van Roggenweg 344 3531 AH Utrecht, Netherlands	12/31/2014	€34,263.96
Lab Support UK Limited	Emory Properties Limited of Elizabeth House	Royal Albert House Sheet Street Windsor, Berkshire SL4 1BE, United Kingdom	8/30/2015	£50,580.00
Oxford Global Resources, Inc.	Karamex Limited	Penrose Wharf, Penrose Quay Cork, Ireland	10/4/2013	€79,995.00
Lab Support Belgium N.V.	Antwerp Business Center	De Keyserfei 5 bus 58 2018 Antwerpen	12/31/2012	€29,358.00
Sharpstream Life Sciences, Ltd.	18 Mantell Street London (No1) Limited	18 Mansell St 1st floor, London, E1 8AA UK	12/31/2016	£56,100.00
Sharpstream Life Sciences Business Consulting (Shanghai) Co. Ltd.	Shanghai Automotive Asset Management Co., Ltd.	No. 4 Lane 1139, Pudong Ave. Pudong New Areas, Shanghai 200135 China	2/28/2013	¥36,000.00
Valesta ETT, S.L.	Regus Barcelona	Gran Vía de les Corts Catalanes 583,Planta 5ª, 08011 Barcelona, Spain	4/30/2013	€27,840.00
Valesta ETT, S.L.	Regus	Stationsplein 91 & 105, 5211 BM 's-Hertogenbosch, The Netherlands	9/30/2012	€25,800.00
Valesta ETT, S.L.	NEGOCENTER MADRID	Paseo de la Castellana 135, planta 7a, 28046 Madrid, Spain	12/1/2012	€8,346.00
Valesta NV	QRS NV	Business Park E19, Battelsesteenweg 455E, 2800 Mechelen, Belgium	3/31/2018	€0,000.00
Health Care Interim NV	NCI	Multiburo, Avenue Pasteur 6H, 1300 Wavre, Belgium	7/31/2012	€36,603.00
Apex Systems, Inc.	ASI Partners LLC	4400 Cox Road, Suite 200 Glen Allen, VA 23060 Henrico County	9/30/2015	$616,445.83

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Apex Systems, Inc.	ASI Sadler Place	5020 Sadler Place Glen Allen, VA 23060 Henrico County	4/3/2017	$616,965.54
Apex Systems, Inc.	Peter Schwartz Management Co., Inc.	211 N. Union Street, Suite 220 Alexandria, VA 22314 Alexandria City County	5/31/2016	$112,055.48
Apex Systems, Inc.	Ten Fairview Associates	3190 Fairview Park Drive, Suite 200 Falls Church, VA 22042 Fairfax County	12/31/2013	$472,680.84
Apex Systems, Inc.	Lichtin/Wade LLC	Wade Park Boulevard, Suite 302 Raleigh, NC 27607 Wake County	1/31/2014	$206,243.12
Apex Systems, Inc.	Columbia 100 LLC	8820 Columbia 100 Pkwy, Suite 402 Columbia, MD 21045 Howard County	6/30/2012	$136,299.96
Apex Systems, Inc.	APG PCE, LLC	53 Perimeter Center East, Suite 300 Atlanta, GA 30346 Dekalb County	7/30/2017	$146,638.86
Apex Systems, Inc.	10-30 South Wacker, L.P.	30 S. Wacker Drive, Suite 1660 Chicago, IL 60606 Cook County	1/31/2016	$47,627.16
Apex Systems, Inc.	Bryn Mawr-VEF IV Associates LLC	8430 West Bryn Mawr, Suite 825 Chicago, IL 60631 Cook County	9/30/2014	$131,147.56
Apex Systems, Inc.	Equity Office	1111 Bayhill Dr., Suite 240 San Bruno, CA 94066 San Mateo County	7/31/2014	$151,420.48
Apex Systems, Inc.	Wells Management Inc. Trinity Partners	3730 Glen Lake Drive, Suite 175 Charlotte, NC 28208 Mecklenburg County	12/31/2015	$142,606.81
Apex Systems, Inc.	Bellevue Place Office Building I Limited Partnership	10500 NE 8th Street, Suite 1525 Bellevue, WA 98004 King County	9/30/2014	$152,703.60

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Apex Systems, Inc.	WHLNF Real Estate Limited Partnership	3900 East Mexico Avenue, Suite 200 Denver, CO 80210 Denver County	10/31/2012	$169,227.60
Apex Systems, Inc.	SP Millennium Center LP	222 West Las Colinas Blvd., Suite 645E Irving, TX 75039 Dallas County	2/28/2017	$226,319.80
Apex Systems, Inc.	Duke Realty Limited Partnership DBA Duke Realty of Indiana Limited Partnership	520 Maryville Centre Drive, Suite 420 St. Louis, MO 63141 Saint Louis County	7/31/2016	$133,468.50
Apex Systems, Inc.	MA New England Executive Park, LLC	7 New England Exec Park, Suite 410 Burlington, MA 01803 Middlesex County	6/30/2012	$164,979.00
Apex Systems, Inc.	Metrapolitan Life Insurance Company	4010 Boy Scout Boulevard, Suite 400 Tampa, FL 33607 Hillsborough County	5/31/2016	$125,581.38
Apex Systems, Inc.	Brandywine Operating Partnership, LP	610 W. Germantown Pike, Suite 210 Plymouth Meeting, PA 19462 Montgomery County	9/1/2017	$65,232.50
Apex Systems, Inc.	GCCFC 2007-GG9 Westchase Office LLC	10205 Westheimer Road, Suite 1150 Houston, TX 77042 Harris County	12/7/2015	$56,873.40
Apex Systems, Inc.	Metro Four Associates Limited Partnership	379 Thornal Street, 3rd Floor Edison, NJ 08837 Middlesex County	7/31/2012	$157,440.00
Apex Systems, Inc.	Newport Place Corporation	4100 Newport Place, Suite 410 Newport Beach, CA 92660 Orange County	12/31/2013	$345,064.23
Apex Systems, Inc.	FSP Pacific Center, LLC	1455 Frazee Road, Suite 450 San Diego, CA 92108 San Diego County	2/29/2019	$229,620.00
Apex Systems, Inc.	Excel Trust LP	16435 North Scottsdale Road, Suite 230 Scottsdale, AZ 85260 Maricopa County	10/31/2012	$249,299.40

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Apex Systems, Inc.	Kipp-Stawski Management Group	33 Whitehall Street, 17th Floor New York, NY 10004 New York County	4/30/2014	$211,400.04
Apex Systems, Inc.	SheltAir Aviation Center	1100 Lee Wagener Boulevard, Suite 338 Fort Lauderdale, FL 33315 Broward County	8/31/2012	$39,300.00
Apex Systems, Inc.	O.R.-Lincoln LLC	10220 SW Greenburg Road, Suite 551 Portland, OR 97223 Washington County	3/31/2013	$80,309.80
Apex Systems, Inc.	Wells Management Inc.	1230 Rosecrans Ave, Suite 480 Manhattan Beach, CA 90266 Los Angeles County	8/31/2016	$108,547.50
Apex Systems, Inc.	Geneva Office Exchange X, LLC	300 North Executive Drive, Suite 101 Brookfield, WI 53005 Waukesha County	10/31/2016	$30,866.20
Apex Systems, Inc.	Liberty Property Limited Partnership	Butler Plaza 1, Suite 203 Jacksonville, FL 32256 Duval County	8/31/2015	$52,565.32
Apex Systems, Inc.	Crown-Greensboro I, LLC	101 Centre Port Drive, Suite 330 Greensboro, NC 27409 Guilford County	5/31/2012	$69,664.00
Apex Systems, Inc.	TX-Austin Westech 360 Limited Partnership	Westech Building 360 8911 Capital of Texas Highway, Suite 3200 Austin, TX 78759 Travis County	8/31/2014	$80,052.96
Apex Systems, Inc.	495 Metro Place, LLC	495 Metro Place South, Suite 160 Dublin, OH 43017 Franklin County	2/28/2017	$48,820.56
Apex Systems, Inc.	CBRE Asset Services	11486 Corporate Boulevard, Suite 100 Orlando, FL 32817 Orange County	month to month	$8,067.79 (monthly)
Apex Systems, Inc.	Highwoods/Tennessee Holdings, LP	Lakeview Ridge II 2630 Elm Hill Park, Suite 200 Nashville, TN 37214 Davidson County	2/28/2013	$73,342.56

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Apex Systems, Inc.	Centinnial Lakes LLC	3601 West 76th Street, Suite 250 Edina, MN 55435 Hennepin County	8/31/2017	$49,597.52
Apex Systems, Inc.	Merchant 99-111 Founders, LLC	111 Founders Plaza, Suite 606 East Hartford, CT 06108 Hartford County	7/31/2012	$25,344.00
Apex Systems, Inc.	Mercantile Partners, LP	5237 North Riverside Drive, Suite 205 Fort Worth, TX 76137 Tarrant County	12/31/2012	$66,777.60
Apex Systems, Inc.	Waterside Drive & Main Street Investors LLC	101 West Main Street, Suite 320 Norfolk, VA 23510 Norfolk City County	3/31/2013	$20,282.31
Apex Systems, Inc.	2350 Mission Investors, LLC	2350 Mission College Blvd., Suite 1080 Santa Clara, CA 95054 Santa Clara County	1/31/2013	$21,854.63
Apex Systems, Inc.	UCM/SREP-Corporate Woods LLC	Corporate Woods 40 9900 W. 109th Street, Suite 120 Overland Park, KS 66210 Johnson City County	3/31/2014	$34,672.56
Apex Systems, Inc.	The Barber Companies	One Perimeter Park South, Suite 410 South Birmingham, AL 35243 Jefferson County	8/31/2012	$31,572.00
Apex Systems, Inc.	Southeast STB Portfolio, LLC	10 Franklin Road SE, Suite 520 Roanoke, VA 24011 Roanoke City County	1/31/2013	$11,512.78
Apex Systems, Inc.	Regus Management Group, LLC	150 Motor Parkway, Suite 401 Hauppauge, NY 11788 Suffolk County	7/1/2012	$18,312.00
Apex Systems, Inc.	Regus Management Group, LLC	7027 Old Madison Pike, Suite 108 Huntsville, AL 35806 Madison County	6/1/2012	$16,524.00
Apex Systems, Inc.	Nelson Construction Inc.	1045 76th St, Suite 2025 West Des Moines, IA 50266 Polk County	2/28/2013	$25,006.59

Schedule 5.08(d)(i)

Lessee	Lessor	Address (with county)	Expiration Date	Annual Rent
Apex Systems, Inc.	Regus Management Group, LLC	18756 Stone Oak Parkway, Suite 200 San Antonio, TX 78258 Bexar County	9/30/2012	$25,812.00
Apex Systems, Inc.	Regus Management Group, LLC	8383 Greenway Boulevard, Suite 600 Middleton, WI 53562 Dan County	6/31/2012	$28,844.16
Apex Systems, Inc.	ORZE Greenville, LLC; NAI Earl Furman LLC	545, North Pleasantburg Drive, Suite 100 Greenville, SC 29607 Greenville County	1/31/2014	$16,750.08
Apex Systems, Inc.	Regus Management Group, LLC	102 S. Tejon Street, Suite 1100 Colorado Springs, CO 80903 El Paso County	12/31/2012	$15,345.24

Schedule 5.08(d)(i)

SCHEDULE 5.08(d)(ii)

LEASED REAL PROPERTY
(LESSOR)

Lessor	Lessee	Address (with county)	Expiration Date	Annual Rent
Assignment Ready, Inc.	SLG Graybar Sublease, L.L.C.	420 Lexington Ave., #2631 New York, NY 10170 New York County	9/30/2012	$118,147.00

Schedule 5.08(d)(ii)

SCHEDULE 5.08(e)

EXISTING INVESTMENTS

Equity Interests Owned in Subsidiaries

Subsidiary	Owner	Percentage Owned	Percentage Pledged
Apex Systems, Inc.	On Assignment, Inc.	100%	100%
Assignment Ready, Inc.	On Assignment, Inc.	100%	100%
Healthcare Partners, Inc.	On Assignment, Inc.	100%	100%
On Assignment Staffing Services, Inc.	On Assignment, Inc.	100%	100%
Assignment Ready Inc. (Canada)	On Assignment, Inc.	100%	65%
On Assignment UK Limited	On Assignment, Inc.	100%	65%
Lab Support UK Limited	On Assignment UK Limited	100%	0%
Sharpstream Holdings Limited	On Assignment UK Limited	100%	0%
Sharpstream Life Sciences Limited (UK)	Sharpstream Holdings Limited	100%	0%
Mercator Life Sciences Limited	Sharpstream Holdings Limited	100%	0%
MRKB Research Limited	Sharpsteam Holdings Limited	100%	0%
Sharpstream Life Sciences Hong Kong Limited	Sharpstream Holdings Limited	100%	0%
Sharpstream Life Sciences Business Consulting (Shanghai) Co. Ltd.	Sharpstream Life Sciences Limited (UK)	100%	0%
On Assignment Lab Support B.V.	On Assignment, Inc.	100%	65%
Lab Support NV	On Assignment, Inc.	99%	65%
Lab Support NV	On Assignment Staffing Services Inc.	1	0%
VSS Holding, Inc.	On Assignment, Inc.	100%	100%
Vista Staffing Solutions, Inc.	VSS Holding, Inc.	100%	100%
Vista Physician Search and Consulting, Inc.	VSS Holding, Inc.	100%	100%
Vista Staffing International, Inc.	VSS Holding, Inc.	100%	100%
Vista Holdings (Hong Kong) Limited	Vista Staffing International, Inc.	100%	65%
Oxford Global Resources, Inc.	On Assignment, Inc.	100%	100%
Warphi NV	Lab Support NV	100%	0%
Valesta NV	Warphi NV	99.84%	0%
Valesta NV	Lab Support NV	0.16%	0%

Schedule 5.08(e)

Healthcare Projects NV	Warphi NV	96%	0%
Healthcare Projects NV	Lab Support NV	4%	0%
Valesta Consulting S.L.	Warphi NV	100%	0%
Valesta ETT S.L.	Warphi NV	100%	0%
Valesta B.V.	Warphi NV	100%	0%
Apex Systems of Canada, Inc.	Apex Systems, Inc.	100%	65%

Schedule 5.08(e)

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

None.

Schedule 5.09

SCHEDULE 5.12(a)

ERISA Plans

1.	On Assignment, Inc. 401(k) Retirement Savings Plan

Schedule 5.12(a)

SCHEDULE 5.12(d)

Unfunded Pension Liabilities

None.

Schedule 5.12(d)

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS;
LOAN PARTIES

Part A: Equity Interests Owned in Subsidiaries

Subsidiary	Owner	Percentage Owned	Percentage Pledged
Apex Systems, Inc.	On Assignment, Inc.	100%	100%
Assignment Ready, Inc.	On Assignment, Inc.	100%	100%
Healthcare Partners, Inc.	On Assignment, Inc.	100%	100%
On Assignment Staffing Services, Inc.	On Assignment, Inc.	100%	100%
Assignment Ready Inc. (Canada)	On Assignment, Inc.	100%	65%
On Assignment UK Limited	On Assignment, Inc.	100%	65%
Lab Support UK Limited	On Assignment UK Limited	100%	0%
Sharpstream Holdings Limited	On Assignment UK Limited	100%	0%
Sharpstream Life Sciences Limited (UK)	Sharpstream Holdings Limited	100%	0%
Mercator Life Sciences Limited	Sharpstream Holdings Limited	100%	0%
MRKB Research Limited	Sharpsteam Holdings Limited	100%	0%
Sharpstream Life Sciences Hong Kong Limited	Sharpstream Holdings Limited	100%	0%
Sharpstream Life Sciences Business Consulting (Shanghai) Co. Ltd.	Sharpstream Life Sciences Limited (UK)	100%	0%
On Assignment Lab Support B.V.	On Assignment, Inc.	100%	65%
Lab Support NV	On Assignment, Inc.	99%	65%
Lab Support NV	On Assignment Staffing Services Inc.	1	0%
VSS Holding, Inc.	On Assignment, Inc.	100%	100%
Vista Staffing Solutions, Inc.	VSS Holding, Inc.	100%	100%
Vista Physician Search and Consulting, Inc.	VSS Holding, Inc.	100%	100%
Vista Staffing International, Inc.	VSS Holding, Inc.	100%	100%
Vista Holdings (Hong Kong) Limited	Vista Staffing International, Inc.	100%	65%
Oxford Global Resources, Inc.	On Assignment, Inc.	100%	100%

Schedule 5.13

Warphi NV	Lab Support NV	100%	0%
Valesta NV	Warphi NV	99.84%	0%
Valesta NV	Lab Support NV	0.16%	0%
Healthcare Projects NV	Warphi NV	96%	0%
Healthcare Projects NV	Lab Support NV	4%	0%
Valesta Consulting S.L.	Warphi NV	100%	0%
Valesta ETT S.L.	Warphi NV	100%	0%
Valesta B.V.	Warphi NV	100%	0%
Apex Systems of Canada, Inc.	Apex Systems, Inc.	100%	65%

Part B: Equity Interests Owned in Other Entities

None.

Part C: Loan Parties

Loan Party	Jurisdiction of Incorporation	Chief Executive Office Address	Taxpayer Identification No.
Apex Systems, Inc.	Virginia	4400 Cox Road, Suite 200 Glen Allen, VA 23060	54-1773546
Assignment Ready, Inc.	Delaware	26745 Malibu Hills Road Calabasas, CA 91301	95-4608103
Healthcare Partners, Inc.	Georgia	1735 N. Brown Road, Suite 100 Lawrenceville, GA 30043	58-2233642
On Assignment, Inc.	Delaware	26745 Malibu Hills Road Calabasas, CA 91301	95-4023433
On Assignment Staffing Services, Inc.	Delaware	26745 Malibu Hills Road Calabasas, CA 91301	01-0660445
Oxford Global Resources, Inc.	Delaware	100 Cummings Center, Suite 206 L Beverly, MA 01915	04-2838827
Vista Physician Search and Consulting, Inc.	Utah	275 East 200 South Salt Lake City, UT 84111	20-4035987

Schedule 5.13

Loan Party	Jurisdiction of Incorporation	Chief Executive Office Address	Taxpayer Identification No.
Vista Staffing International, Inc.	Nevada	275 East 200 South Salt Lake City, UT 84111	20-4036124
Vista Staffing Solutions, Inc.	Utah	275 East 200 South Salt Lake City, UT 84111	87-0474292
VSS Holding, Inc.	Nevada	275 East 200 South Salt Lake City, UT 84111	20-4035676

Schedule 5.13

SCHEDULE 5.17

INTELLECTUAL PROPERTY MATTERS

Patents:

None.

Trademarks:

Trademark	Owner	Country / U.S. State	App. / Reg. Number	Registration Date
AVI STAFFING	APEX SYSTEMS, INC.	USA	78909864 / 3227915	4/10/07
AVI STAFFING	APEX SYSTEMS, INC.	USA	78909891 / 3227916	4/10/07
BECAUSE PEOPLE ARE THE FUTURE OF TECHNOLOGY	APEX SYSTEMS, INC.	USA	76273945 / 2605883	8/06/02
APEX SYSTEMS	APEX SYSTEMS, INC.	USA	75319401 / 2165921	6/16/98
APEX SYSTEMS INC.	APEX SYSTEMS, INC.	USA	75302390 / 2165837	6/16/98
VALESTA	ON ASSIGNMENT, INC.	USA	85431765	9/26/11
SHARPSTREAM	ON ASSIGNMENT, INC.	USA	85097339 / 3937908	3/29/11
ON ASSIGNMENT	ON ASSIGNMENT, INC.	USA	77351370 / 3475824	7/29/08
LAB SUPPORT	ON ASSIGNMENT, INC.	USA	78188703 / 2912668	12/21/04
HEALTHCARE STAFFING	ON ASSIGNMENT, INC.	USA	78188704 / 2853485	6/15/04

Schedule 5.17

Trademark	Owner	Country / U.S. State	App. / Reg. Number	Registration Date
CLINICAL LAB STAFF	ON ASSIGNMENT, INC.	USA	75768281 / 2493645	9/25/01
THE QUALITY ASSIGNMENT	ON ASSIGNMENT, INC.	USA	75341088 / 2371939	8/01/00
ASSIGNMENT READY	ON ASSIGNMENT, INC.	USA	75341090 / 2371940	8/01/00
HEALTHCARE FINANCIAL STAFFING	ON ASSIGNMENT, INC.	USA	75341093 / 2333922	3/21/00
ON ASSIGNMENT	ON ASSIGNMENT, INC.	USA	75341091 / 2349235	5/16/00
LAB SUPPORT	ON ASSIGNMENT, INC.	USA	75341089 / 2169709	6/30/98
LAB SUPPORT SCIENCE PROFESSIONALS ON ASSIGNMENT	ON ASSIGNMENT, INC.	USA	74278203 / 1757160	3/09/93
Design Only	ON ASSIGNMENT, INC.	USA	74278215 / 1746037	1/12/93
VALESTA	ON ASSIGNMENT, INC.	USA	79103477	12/22/10
PREMIER IT SERVICES	OXFORD GLOBAL RESOURCES, INC. f/k/a OXFORD & ASSOCIATES, INC.1	USA	75031246 / 2109675	10/28/97
OXFORD HEALTHCARE IT	OXFORD GLOBAL RESOURCES, INC.	USA	85563452	3/07/12
CENTERPOINT A DIVISION OF OXFORD GLOBAL RESOURCES	OXFORD GLOBAL RESOURCES, INC.	USA	85563457	3/07/12
OXFORD & ASSOCIATES	OXFORD GLOBAL RESOURCES, INC.	USA	76589185 / 3305080	10/09/07
OXFORD INTERNATIONAL	OXFORD GLOBAL RESOURCES, INC.	USA	76589186 / 3305081	10/09/07

1 Per schedule 6.20, Oxford Global Resources, Inc. will be filing the necessary name change documents with the USPTO.

Schedule 5.17

Trademark	Owner	Country / U.S. State	App. / Reg. Number	Registration Date
OXFORD GLOBAL RESOURCES	OXFORD GLOBAL RESOURCES, INC.	USA	76516101 / 2871112	8/10/04
THE RIGHT TALENT. RIGHT NOW.	OXFORD GLOBAL RESOURCES, INC.	USA	76446912 / 2729053	6/24/03
VISTA PHYSICIAN SELECT	VSS HOLDING, INC.	USA	77898466 / 3948786	4/19/11
VISTA STAFFING SOLUTIONS	VSS HOLDING, INC.	USA	78152942 / 2771664	10/07/03
VISTA	VSS HOLDING, INC.	USA	78152947 / 2741987	07/29/03
VISTA STAFFING	VSS HOLDING, INC.	USA	78152954 / 3177612	11/28/06
VISTA STAFFING SOLUTIONS	VSS HOLDING, INC.	USA	75416356 / 2218901	1/19/99
SERVICE A.R. LAB SUPPORT CANADA PERSONNEL SCIENTIFIQUE SUR DEMANDE & DESIGN	ASSIGNMENT READY INC.	Canada	100271400 / TMA529930
LAB SUPPORT CANADA & DESIGN	ASSIGNMENT READY INC.	Canada	089219100 / TMA530116
LAB SUPPORT SCIENCE PROFESSIONALS ON ASSIGNMENT & DESIGN	ASSIGNMENT READY INC.	Canada	083693500 / TMA513185
On Assignment Lab Support realise your potential	ON ASSIGNMENT LAB SUPPORT BV	Benelux	1069865 / 770550	8/10/05

Schedule 5.17

Trademark	Owner	Country / U.S. State	App. / Reg. Number	Registration Date
THE QUALITY ASSIGNMENT & DESIGN	ON ASSIGNMENT, INC.	Canada	083693600 / TMA502300
VALESTA	ON ASSIGNMENT, INC.	Benelux	1151158 / 838361	5/12/08
LAB SUPPORT IRELAND Science Professionals On Assignment	ON ASSIGNMENT, INC.	Ireland	220993	3/02/01
VALESTA	ON ASSIGNMENT, INC.	Community Trademarks	10321347	10/07/11
On Assignment	ON ASSIGNMENT, INC.	Community Trademarks	7172927 / 7172927	10/07/09
LAB SUPPORT A DIVISION OF ON ASSIGNMENT	ON ASSIGNMENT, INC.	Community Trademarks	7172844 / 7172844	10/27/09
SHARPSTREAM	ON ASSIGNMENT, INC.	International Register	1065677	1/27/11
VALESTA	ON ASSIGNMENT, INC.	International Register	999900	7/15/08
VISTA STAFFING SOLUTIONS	VSS HOLDING, INC.	New Zealand	731296 / 731296	12/22/05
VISTA STAFFING SOLUTIONS	VSS HOLDINGS, INC.	Australia	1008307 / 1008307	6/25/04

Copyrights:

None.

Schedule 5.17

Service Marks:

None.

Trade Names

D/B/As	Entities using the D/B/A	State	County (if applicable)
Allied Travel Staffing Services	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
Clinical Lab Staff	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
Clinical Lab Staff	Assignment Ready, Inc.	OH
Health Information Management	On Assignment Staffing Services, Inc.	MO
Healthcare Financial Staffing	On Assignment Staffing Services, Inc.	CA	Los Angeles
Healthcare Financial Staffing	Assignment Ready, Inc.	CO
Healthcare Financial Staffing	Assignment Ready, Inc.	FL	Miami-Dade
Healthcare Financial Staffing	Assignment Ready, Inc.	ID
Healthcare Financial Staffing	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
Healthcare Financial Staffing	On Assignment Staffing Services, Inc.	MI

Schedule 5.17

Healthcare Financial Staffing	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	MN
Healthcare Financial Staffing	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	PA
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	AR
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	CO
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	ID
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	ME
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	MI
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	MN
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	PA
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	VT
HPO Healthcare Staffing	On Assignment Staffing Services, Inc.	WY
Lab Support	On Assignment Staffing Services, Inc.	CA	Sacramento
Lab Support	Assignment Ready, Inc.	CO
Lab Support	Assignment Ready, Inc.	ID
Lab Support	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN

Schedule 5.17

Lab Support	Assignment Ready, Inc.	KY
Lab Support	On Assignment Staffing Services, Inc.	MI
Lab Support	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	MN
Lab Support	On Assignment Staffing Services, Inc.	MO
Lab Support	Assignment Ready, Inc.	NC	Mecklenburg
Lab Support	Assignment Ready, Inc.	NC	Wake
Lab Support	Assignment Ready, Inc.	OH
Lab Support	Assignment Ready, Inc.	PA
Lab Support	Assignment Ready, Inc.	VA
Lab Support	Assignment Ready, Inc.	WI
Nurse Bridge Consultants	On Assignment Staffing Services, Inc.	CA	Los Angeles
Nurse Bridge Consultants	On Assignment Staffing Services, Inc.	CA	Sacramento
Nurse Bridge Consultants	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
Nurse Bridge Consultants	On Assignment Staffing Services, Inc.	MI
On Assignment Health Information Management	On Assignment Staffing Services, Inc.	CA	Sacramento

Schedule 5.17

On Assignment Health Information Management	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
On Assignment Health Information Management Services	On Assignment Staffing Services, Inc.	OH
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	AR
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	CA	Sacramento
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	CO
On Assignment Healthcare Staffing	Healthcare Partners, Inc. On Assignment Staffing Services, Inc.	ID
On Assignment Healthcare Staffing	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	KY
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	ME
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	MN
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	MT
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	NJ
On Assignment Healthcare Staffing	Healthcare Partners, Inc. On Assignment Staffing Services, Inc.	PA

Schedule 5.17

On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	VT
On Assignment Healthcare Staffing	On Assignment Staffing Services, Inc.	WY
On Assignment Lab Support	On Assignment Staffing Services, Inc.	CA	Sacramento
On Assignment Lab Support	Assignment Ready, Inc. On Assignment Staffing Services, Inc.	IN
On Assignment Lab Support	On Assignment Staffing Services, Inc.	KY
On Assignment Lab Support	On Assignment Staffing Services, Inc.	MI
On Assignment Lab Support	On Assignment Staffing Services, Inc.	MO
On Assignment Lab Support	On Assignment Staffing Services, Inc.	MT
On Assignment Nurse Travel	On Assignment Staffing Services, Inc.	MO
Sharpstream Life Sciences	On Assignment Staffing Services, Inc.	CA	Sacramento
Valesta	On Assignment Staffing Services, Inc.	CA	Sacramento

Franchises

None.

Licenses

In the ordinary course of business, Apex Systems, Inc. uses commercially available software solutions with some extensions.

Other Intellectual Property Rights

Apex Systems, Inc. holds certain patent rights which were previously assigned outside of the company to IT Taxonomy Automation, LLC (which is owned by Apex’s shareholders).  These assigned rights have been transferred back to Apex Systems, Inc. by IT Taxonomy Automation, LLC.  However, no application has yet been filed with the US Patent and Trademark Office.

Vista Physician Search and Consulting, Inc. uses “VISTA Physician Select” as a D/B/A, but the name has not been registered in any jurisdiction.

Schedule 5.17

SCHEDULE 6.20

POST-CLOSING MATTERS

1.           Landlord Waiver.  Within 30 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), the Borrower shall use its commercially reasonable efforts to obtain a landlord waiver in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of the leased real property located at 26745 Malibu Hills Road, Calabasas, California.

2.           Deposit Account Control Agreements.  Within 60 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), each of the Loan Parties identified below shall use its commercially reasonable efforts to obtain a duly executed deposit account control agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent with respect to each of the following deposit accounts:

Loan Party	Depositary Bank	Account Number(s) Ending In
Apex Systems, Inc.	Bank of America, N.A.	xxxxxxxx4363; and xxxxxxxxxx1127
Assignment Ready, Inc.	Bank of America, N.A.	xxxxx-x1884
On Assignment Staffing Services, Inc. (Calabasas)	Bank of America, N.A.	xxxxx-x4151
On Assignment Staffing Services, Inc. (Cincinnati)	Bank of America, N.A.	xxxxx-x3355
On Assignment, Inc.	Bank of America, N.A.	xxxxx-x1309
Oxford Global Resources, Inc.	Bank of America, N.A.	xxxx2309
Vista Staffing Solutions, Inc.	Bank of America, N.A.	xxxxx-x4516
Vista Staffing Solutions, Inc.	Wells Fargo Bank, National Association	xxxxx2569

3.           Evidence of Termination of Financing Statement.  Within 30 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent evidence of termination in form and substance reasonably satisfactory to the Administrative Agent of the UCC financing statement number 007-2010-002754 filed with Georgia Superior Court Clerks Cooperative Authority on February 18, 2010 naming Healthcare Partners, Inc., as debtor, and Baytree Leasing Company, LLC, as secured party.

4.           Evidence of Filing of Name Change with the USPTO.  Within 30 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent evidence (in form and substance reasonably satisfactory to the Administrative Agent) that certain documents were filed with the United States Patent and Trademark Office to reflect the chain of title and identify the owner of trademark registration number 2109675 as Oxford Global Resources, Inc. instead of Oxford & Associates, Inc.

Schedule 6.20

SCHEDULE 7.02

EXISTING INDEBTEDNESS

1.           Fox Hill Associates Note Payable:  Vista Physician Search and Consulting, Inc. purchased the assets of Fox Hill Associates, Ltd., a Wisconsin corporation, on October 1, 2009 from Charlie Jack.  It has a 3-year note payable (current balance of $110,500) to Charlie Jack in connection with the acquisition.  This was the agreed consideration paid instead of cash upfront.

2.           Valesta Earnout Obligation: There is a three year earnout obligation for $7.1 million based upon performance of Warphi NV and its Subsidiaries acquired by Lab Support NV on February 23, 2011.  The earnout is guaranteed by On Assignment, Inc. and expected to be paid in cash.

3.           HealthCare Partners Earnout Obligation: There is a two year earnout obligation for $3.7 million based upon performance of Healthcare Partners, Inc acquired by On Assignment, Inc on July 31, 2011.  The earnout is expected to be paid in cash.

Schedule 7.02

SCHEDULE 7.09

BURDENSOME AGREEMENTS

None.

Schedule 7.09

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

ON ASSIGNMENT, INC.:
26745 Malibu Hills Road
Calabasas, CA 91301
Attention: James L. Brill
Telephone: (818) 878-7900
Telecopier: (818) 878-6877
Electronic Mail: james.brill@onassignment.com
Website Address: www.onassignment.com
U.S. Taxpayer Identification Number: 95-4023433

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd
Mail Code: D1114-029
Charlotte, N.C. 28262
Attention: Daniel Casnettie
Telephone: 704-427-6045
Group Electronic Mail agencyservices.requests@wellsfargo.com:
Electronic Mail: Daniel.E.Casnettie@wellsfargo.com

Account No.: 01104331628807
ABA#: 121000248
Attn: Agency Services Clearing A/C
Ref: On Assignment

Other Notices as Administrative Agent:
Wells Fargo Bank, National Association
Syndication Agency Services
21255 Burbank Blvd, 1st Floor Suite 110
Mail Code: E2155-011
Woodland Hills, CA 91367-6610
Attention: Jamie Chen
Telephone: 818-595-3944
Facsimile: 818-347-1675
Electronic Mail: jamie.chen@wellsfargo.com

Schedule 11.02

L/C ISSUER:

Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd
Mail Code: D1114-029
Charlotte, N.C. 28262
Attention: Daniel Casnettie
Telephone: 704-427-6045
Group Electronic Mail agencyservices.requests@wellsfargo.com:
Electronic Mail: Daniel.E.Casnettie@wellsfargo.com

SWING LINE LENDER:

Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd
Mail Code: D1114-029
Charlotte, N.C. 28262
Attention: Daniel Casnettie
Telephone: 704-427-6045
Group Electronic Mail agencyservices.requests@wellsfargo.com:
Electronic Mail: Daniel.E.Casnettie@wellsfargo.com

Account No.: 01104331628807
ABA#: 121000248
Attn: Agency Services Clearing A/C
Ref: On Assignment

Schedule 11.02

EXHIBIT A

[FORM OF]
COMMITTED LOAN NOTICE

Date:  ___________, _____

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among On Assignment, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The undersigned hereby requests (select one):

☐	A [Revolving Credit] [Term A] [Term B] Borrowing

☐	A [conversion] [continuation] of [Revolving Credit] [Term A] [Term B] Loans

1.	On _________________________________________ (a Business Day).

2.	In the amount of $ ___________________________________________

3.	[Comprised of ___________________________________________] [To be converted to______________] (Type of Loan requested).

4.	For Eurodollar Rate Loans: with an Interest Period of [one (1)][two (2)][three (3)][six (6)] months.1

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(c) of the Agreement.]2  [The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) will be satisfied on and as of the date of the applicable Credit Extension.]3

ON ASSIGNMENT, INC.

By:
Name:
Title:

1  Or such other period that is nine or twelve months if requested by the Borrower and consented to by all the Appropriate Lenders.
2  Include this sentence in the case of a Revolving Credit Borrowing.
3 Include this sentence unless requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans.

EXHIBIT B

[FORM OF]
 SWING LINE LOAN NOTICE

Date:  ___________, _____

To:	Wells Fargo Bank, National Association, as Non-Cash Management Swing Line Lender
Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among On Assignment, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The undersigned hereby requests a Non-Cash Management Swing Line Loan:

1.	On _________________________________________ (a Business Day).

2.	In the amount of $ ___________________________________________

The Swing Line Borrowing requested herein complies with the provisos to the first sentence of Section 2.04(a)(i) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

ON ASSIGNMENT, INC.

By:
Name:
Title:

Exhibit B
Form of Swing Line Loan Notice

EXHIBIT C-1

[FORM OF]
TERM A NOTE

$ __________________	___________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined) on the Term A Maturity Date, the principal amount of the Term A Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Note is one of the Term A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Term A Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ON ASSIGNMENT, INC.

By:
Name:
Title:

Exhibit C-1 – 1
Form of Term A Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-1 – 2
Form of Term A Note

EXHIBIT C-2

[FORM OF]
TERM B NOTE

$ __________________	___________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined) on the Term B Maturity Date, the principal amount of the Term B Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term B Note is one of the Term B Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term B Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of its Term B Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ON ASSIGNMENT, INC.

By:
Name:
Title:

Exhibit C-2 – 1
Form of Revolving Credit Note

EXHIBIT C-3

[FORM OF]
REVOLVING CREDIT NOTE

$ __________________	___________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined) on the Revolving Credit Maturity Date, the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ON ASSIGNMENT, INC.

By:
Name:
Title:

Exhibit C-3 – 1
Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-3 – 2
Form of Revolving Credit Note

EXHIBIT C-4

[FORM OF]
SWING LINE NOTE

$ __________________	___________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [_______________] or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Swing Line Lender for its own account in Dollars in immediately available funds as set forth in the Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Line Note is the Swing Line Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business.  The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ON ASSIGNMENT, INC.

By:
Name:
Title:

Exhibit C-4 – 1
Form of Swing Line Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-4 – 3
Form of Swing Line Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 15, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among On Assignment, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report containing management’s discussion and analysis of such financial statements and the report and opinion of an independent certified public accountant required by such section and (ii) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and prepared in accordance with GAAP.  Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered (i) the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date, together with the report containing management’s discussion and analysis of such financial statements and (ii) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

Exhibit D – 1
Form of Compliance Certificate

2.           The undersigned has reviewed Sections 6.02 and 6.03 of the Agreement and is familiar with the reporting requirements set forth therein. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view towards determining whether, during such fiscal period, the Borrower has complied with all of the reporting requirements set forth therein, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower has delivered to the Administrative Agent and each Arranger each notice, certificate, instrument or other information required by Section 6.02 of the Agreement and has provided to the Administrative Agent and each Lender all notices, if any, required pursuant to Section 6.03 of the Agreement.]

--or--

[the Borrower has attached as Exhibit A hereto all notices, certificates, instruments and other information required to be delivered pursuant to Section 6.02 and Section 6.03 of the Agreement during such fiscal period and not previously delivered.]

3.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

4.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5.           The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

Exhibit D – 2
Form of Compliance Certificate

6.           The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

[Signature Page Follows]

Exhibit D – 3
Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________,___________________.

ON ASSIGNMENT, INC.

By:
Name:
Title:

Exhibit D – 4
Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 11
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:

		1.	Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$______

plus

		2.	Outstanding principal amount of all purchase money Indebtedness:	$______

plus

		3.	All direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$______

plus

		4.	Balance sheet amount of all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including Earnout Obligations:	$______

plus

		5.	Outstanding principal amount of all Attributable Indebtedness:	$______

plus

		6.	All Guarantees with respect to outstanding Indebtedness of the types specified in Lines I.A.1 through I.A.5 above of Persons other than the Borrower or any Subsidiary:	$______

plus

1 This Schedule is intended as a starting point only.  Please refer to all relevant definitions and Sections in the Agreement when preparing a Compliance Certificate.

Exhibit D – 5
Form of Compliance Certificate

7.
Outstanding principal amount of all Indebtedness of the types referred to in Lines I.A.1 through I.A.6 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:
$______

	8.	Consolidated Funded Indebtedness (sum of Lines I.A.1 through I.A.7 above):	$______

B.	Consolidated Interest Charges:

Sum of the following, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed period:

	1.	All interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) to the extent treated as interest in accordance with GAAP:	$______

plus

	2.	All interest, premium payments, debt discount, fees, charges and related expenses in connection with the deferred purchase price of assets to the extent treated as interest in accordance with GAAP:	$______

plus

	3.	All interest paid or payable with respect to discontinued operations:	$______

plus

	4.	Portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP:	$______

plus

	5.	All cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or any Subsidiary) in connection with Indebtedness incurred by such plan or trust:	$______

	6.	Consolidated Interest Charges (sum of Lines I.B.1 through I.B.5 above):	$______

Exhibit D – 6
Form of Compliance Certificate

C.	Consolidated EBITDA2 of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed period for which financial statements are delivered, or are required to be delivered, pursuant to Section 6.01(a) or 6.01(b) of the Agreement (the "Subject Period"):

1.
Consolidated Net Income for the Subject Period (as determined pursuant to the definition thereof in the Agreement):
		ments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) to the extent treated as interest in accordance with GAAP:	$______

plus (to the extent deducted in calculating Consolidated Net Income)

	2.	Consolidated Interest Charges (net of interest income) for the Subject Period (Line I.B.6 above):	$______

	3.	Provision for Federal, state, local and foreign income taxes payable for the Subject Period:	$______

	4.	Depreciation expenses for the Subject Period:	$______

	5.	Amortization expenses for the Subject Period:	$______

	6.	Reasonable non-recurring expenses for the Subject Period (other than Capitalized Expenses and integration expenses) incurred in connection with the consummation of the Agreement, the initial Credit Extension thereunder and the Apex Merger in an aggregate amount not to exceed $10,000,000:	$______

	7.	Reasonable non-recurring expenses (other than Capitalized Expenses and integration expenses) directly incurred in connection with any Permitted Acquisition (in an aggregate amount not to exceed $3,000,000 for all Permitted Acquisitions during any twelve-month period):	$______

	8.	Reasonable non-recurring expenses (other than Capitalized Expenses and integration expenses) directly incurred in connection with any proposed Acquisition that is not closed (in an aggregate amount not to exceed $1,000,000 during any twelve-month period for all such proposed Acquisitions that do not close):	$______

	9.	Other expenses reducing Consolidated Net Income which do not represent a cash item for the Subject Period (in each case of or by the Borrower and its Subsidiaries):	$______

2 See the definition of Consolidated EBITDA with respect to the fiscal quarters ended June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 and certain adjustments in calculations in connection with certain Dispositions, the Apex Merger and Permitted Acquisitions.  This Schedule is intended as a starting point only.  Please refer to the Agreement and all relevant definitions and Sections when preparing a Compliance Certificate.

Exhibit D – 7
Form of Compliance Certificate

10.
Consolidated Net Income for the Subject Period (as determined pursuant to the definition thereof in the Agreement):
10.Reasonable non-recurring integration expenses incurred by the Borrower and its Subsidiaries in connection with, and directly related to, the Apex Merger (in an aggregate amount not to exceed $4,000,000):
$______

11.
Reasonable non-recurring integration expenses incurred by the Borrower and its Subsidiaries in connection with any Permitted Acquisition (in an aggregate amount not to exceed $2,000,000 during any twelve-month period) so long as such integration expenses are incurred within twelve months of closing such Permitted Acquisition:
$______

minus (to the extent the following were included in calculating Consolidated Net Income)

	12.	Federal, state, local and foreign income tax credits for the Subject Period:	$______

	13.	Non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for the Subject Period:	$______

	14.	Cash payments made during the Subject Period with respect to any expenses added back in any prior period under Item I.C.9 above for the Subject Period:	$______

	15.	Consolidated EBITDA (sum of Lines I.C.1 through I.C.11 minus lines I.C.12 through I.C.14):	$______

D.	Consolidated Leverage Ratio (Line I.A.8 ÷ Line I.C.15):		____ to 1

E.	Maximum permitted:		____ to 1

Period	Maximum Consolidated Leverage Ratio
Closing Date through December 30, 2012	4.50 to 1.00
December 31, 2012 through September 29, 2013	4.25 to 1.00
September 30, 2013 through December 30, 2013	4.00 to 1.00
December 31, 2013 through June 29, 2014	3.75 to 1.00
June 30, 2014 through December 30, 2014	3.50 to 1.00
December 31, 2014 through June 29, 2015	3.25 to 1.00
June 30, 2015 and thereafter	3.00 to 1.00

Exhibit D – 8
Form of Compliance Certificate

II.	Indebtedness – Sections 7.02(f), (g), (h) and (i).

	A.
Total Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) of the Agreement and refinancing renewals thereof as of the Statement Date:

			$______
	B.	Maximum aggregate Indebtedness permitted in Line II.A pursuant to Section 7.02(f):	$10,000,000
	C.
Total Indebtedness under Section 7.02(g) in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation of money borrowed) as of the Statement Date:

			$______
	D.	Maximum aggregate Indebtedness permitted in Line II.C pursuant to Section 7.02(g):	$5,000,000
	E.	Total Indebtedness under Section 7.02(h)(i) and (ii) incurred by Foreign Subsidiaries as of the Statement Date:	(i): $______ (ii): $______
	F.	Maximum aggregate Indebtedness permitted in Line II.E pursuant to Section 7.02(h)(i) and (ii):	(i): $5,000,000 (ii): $5,000,000
	G.	Total unsecured Earnout Obligations as of the Statement Date under Section 7.02(i) of the Agreement:	$______
	H.	Maximum aggregate Indebtedness permitted in Line II.G pursuant to Section 7.02(i) 3:	$______
III.	Investments – Sections 7.03(b), (c) and (k).

		Section 7.03(b)
	A.
Total loans and advances under Section 7.03(b) to officers, directors and employees of the Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes and to purchase Equity Interests of the Borrower as of the Statement Date:
			$_______

	B.	Maximum aggregate loans and advances permitted in Line III.A pursuant to Section 7.03(b): Section 7.03(c)(iv)	$2,000,000

3 Borrower to fill-in maximum applicable amount pursuant to Section 7.02(i) of the Credit Agreement depending on the Consolidated Leverage Ratio set forth in Line I.D above.

Exhibit D – 9
Form of Compliance Certificate

	C.	Total Investments by Loan Parties under Section 7.03(c)(iv) in Subsidiaries that are not Loan Parties as of the Statement Date :	$______
	D.	Maximum aggregate Investments permitted in Line III.C pursuant to Section 7.03(c)(iv): Section 7.03(l)	$10,000,000
	E.	Total other Investments under Section 7.03(l) in the current fiscal year through the Statement Date:	$______

	D.	Maximum aggregate Investments permitted in Line III.E during any fiscal year pursuant to Section 7.03(l):	$5,000,000

IV.	Repurchases of Equity Interests – Sections 7.06(d) and (e).

		Section 7.06(d)
	A.	Total amount of Restricted Payments made during the preceding twelve-month period:	$______
	B.	Total amount of Restricted Payments permitted in Line IV.A during the preceding twelve-month period pursuant to Section 7.06(d)(i):7	$______
	C.	Liquidity as of Statement Date:	$______
	D.	Minimum Liquidity required in Line IV.C pursuant to Section 7.06(d)(ii) immediately after any such Restricted Payments made pursuant to Section 7.06(d):4	$30,000,000
	E.
Cumulative amount of repurchases of Equity Interests of the Borrower from employees or directors of the Borrower and its Subsidiaries to the extent permitted by Section 7.06(e) of the Agreement since the Closing Date:

			$______
	F.	Maximum cumulative amount permitted in Line IV.E pursuant to Section 7.06(e) during the term of the Agreement:	$25,000,000

V.	Government Accounts – Section 9.2 of the Security Agreement6

4  Borrower to fill-in maximum applicable amount pursuant to Section 7.06(d)(i) of the Agreement depending on the Consolidated Leverage Ratio set forth in Line I.D above.
5 Borrower to fill-in minimum applicable amount pursuant to Section 7.06(d)(ii) of the Agreement.
6 Terms used in this Section V. of Schedule 1 not otherwise defined herein are defined in the Security Agreement.

Exhibit D – 10
Form of Compliance Certificate

A.	Aggregate amount owing to the Grantors under all Government Accounts as of the Statement Date:	$______
B.	Aggregate amount owing to the Grantors by all account debtors as of the Statement Date:	$______
C.	Percentage of amount owing to the Grantors by all account debtors represented by amounts owing under Government Accounts as of the Statement Date (Line V.A. divided by Line V.B. multiplied by 100):	____%
D.	Threshold Amount in Line V.C. over which the Grantors shall, upon the request of the Administrative Agent, use commercially reasonable efforts to satisfy the requirements of the Assignment of Claims Act of 1940 and any similar state legislation with respect to sufficient Government Accounts as further described in Section 9.2 of the Security Agreement:	15%

Exhibit D – 11
Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.             Assignor[s]:            ______________________________

  ______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.              Assignee[s]:          ______________________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

5 Include all applicable subfacilities.

Exhibit E - 1
Form of Assignment and Assumption

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: On Assignment, Inc., a Delaware corporation

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit greement, dated as of May 15, 2012, among Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6.             Assigned Interest[s]:

Assignor[s]6	Assignee[s]7	Facility Assigned8	Aggregate Amount of Commitment/Loans for all Lenders9	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans10		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.           Trade Date:           __________________]11

6 List each Assignor, as appropriate.

7 List each Assignee and, if available, its market entity identifier, as appropriate.

8 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, “Term B Commitment”, etc.).

9 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E - 2
Form of Assignment and Assumption

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]12
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]13
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

13 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit E - 3
Form of Assignment and Assumption

[Consented to and]14 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Title:

[Consented to:]15

By:
Title:

14 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

15 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lenders, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit E - 4
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.       Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi)of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

Exhibit E - 5
Form of Assignment and Assumption

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E - 6
Form of Assignment and Assumption

EXHIBIT F

FORM OF GUARANTY

[See Attached]

Exhibit F
Form of Guaranty

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2012 (the “Agreement”), by and among On Assignment, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.

Pursuant to the provisions of Section 3.01(f) of the Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a 10 percent  shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit G-1
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2012 (the “Agreement”), by and among On Assignment, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.

Pursuant to the provisions of Section 3.01(f) of the Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit G-2
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2012 (the “Agreement”), by and among On Assignment, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.

Pursuant to the provisions of Section 3.01(f) of the Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit G-3
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT G-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2012 (the “Agreement”), by and among On Assignment, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.

Pursuant to the provisions of Section 3.01(f) of the Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit G-4
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)